The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.
 As Filed Pursuant to Rule 424(b)(5)
 Registration Statement No. 333-259352
SUBJECT TO COMPLETION,
DATED NOVEMBER 1, 2021
PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated September 30, 2021)
$125,000,000
Fossil Group, Inc.
    % Senior Notes due 2026

We are offering $125.0 million principal amount of our    % senior notes due 2026 (the “Notes”) as described in this prospectus supplement and the accompanying prospectus. Interest on the Notes will accrue from           , 2021 and will be paid quarterly in arrears on February 28, May 31, August 31 and November 30 of each year, commencing on February 28, 2022, and at maturity. The Notes will mature on November 30, 2026. We may redeem the Notes for cash in whole or in part at any time at our option. Prior to November 30, 2023, the redemption price will be $25.00 per $25.00 principal amount of Notes, plus a “make-whole” premium calculated as described herein, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. On and after November 30, 2023, we may redeem the Notes (i) on or after November 30, 2023 and prior to November 30, 2024, at a price equal to $25.50 per $25.00 principal amount of Notes, (ii) on or after November 30, 2024 and prior to November 30, 2025, at a price equal to $25.25 per $25.00 principal amount of Notes, and (iii) on or after November 30, 2025, at a price equal to $25.00 per $25.00 principal amount of Notes, plus (in each case noted above) accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes — Optional Redemption.” The Notes will be issued in denominations of $25.00 and in integral multiples in excess thereof.
The Notes will be our general unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and will rank senior in right of payment to our future subordinated indebtedness, if any. The Notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and the Notes will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries (excluding any amounts owed by such subsidiaries to the Company).
Investing in the Notes involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page S-14 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We intend to apply to list the Notes on the Nasdaq Global Select Market (“NASDAQ”). If approved for listing, trading on NASDAQ is expected to begin within 30 business days of           , 2021, the original issue date.

	Per Note	Total(1)
Public offering price(2)	$	$
Underwriting discount(3)	$	$
Proceeds, before expenses, to us(3)	$	$

(1)
Assumes no exercise of the option described below.

(2)
Plus accrued interest from           , 2021, if the initial settlement occurs after that date.

(3)
We have also agreed to pay a structuring fee and, under certain circumstances, an incentive fee to B. Riley Securities, Inc. See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.

We have granted the underwriters an option to purchase up to an additional $5.0 million aggregate principal amount of the Notes within 30 days from the date of this prospectus supplement.
The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants on or about           , 2021.
Book-Running Managers
B. Riley SecuritiesJanney Montgomery Scott Ladenburg Thalmann
William Blair
Lead Manager
InspereX
Co-Managers
Aegis Capital Corp.	Alexander Capital L.P.	Colliers Securities LLC
Huntington Capital Markets	Revere Securities LLC	Wedbush Securities
The date of this prospectus supplement is           , 2021.

Prospectus Supplement
Prospectus

S-i

Trademarks, service marks, trade names and copyrights
We use our FOSSIL, MICHELE, RELIC, SKAGEN and ZODIAC trademarks, as well as other trademarks, on certain watches and smartwatches, our FOSSIL and SKAGEN trademarks on jewelry, and our FOSSIL trademark on leather goods and other fashion accessories in the U.S. and in a significant number of foreign countries. We also use FOSSIL, SKAGEN, WATCH STATION INTERNATIONAL and WSI as trademarks on retail stores and FOSSIL, SKAGEN, WATCH STATION INTERNATIONAL, WSI, MISFIT, ZODIAC and MICHELE as trademarks on online e-commerce sites. This prospectus supplement and the accompanying prospectus and information incorporated by reference herein and therein may also contain other trademarks, service marks, trade names and copyrights of ours or of other companies with whom we have, for example, licensing agreements to produce, market and distribute products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to or incorporated by reference into this prospectus supplement and the accompanying prospectus may be listed without the TM, SM, © and ® symbols, as applicable, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names and copyrights.
Basis of Presentation
We operate on a 52- or 53-week fiscal year. Each quarterly period has 13 weeks, except in a 53-week year when the first quarter has 14 weeks. The fiscal year ended January 2, 2021 (“Fiscal Year 2020”) consisted of 53 weeks, whereas the fiscal years ended December 29, 2019 (“Fiscal Year 2019”) and December 30, 2018 (“Fiscal Year 2018”) consisted of 52 weeks.
Use of Non-GAAP Financial Measures
We refer to the terms Adjusted EBITDA, Net Debt and Unlevered Free Cash Flow (in each case, as defined in “Prospectus Supplement Summary — Summary Historical Financial Data”) in this prospectus supplement. These are supplemental financial measures that are not required by, or prepared in accordance with, generally accepted accounting principles in the United States (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Our presentation of the non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies, and may not be comparable to similarly titled measures used in our various agreements, including the Revolving Facility (as defined below).
For a presentation of income (loss) before income taxes as calculated under GAAP and a reconciliation to our Adjusted EBITDA, see “Prospectus Supplement Summary — Summary Historical Financial Data” in this prospectus supplement. For a presentation of total debt as calculated under GAAP and a reconciliation to our Net Debt, see “Prospectus Supplement Summary — Summary Historical Financial Data” in this prospectus supplement. For a presentation of net cash (used in) provided by operating activities as calculated under GAAP and a reconciliation to our Unlevered Free Cash Flow, see “Prospectus Supplement Summary — Summary Historical Financial Data” in this prospectus supplement.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a shelf registration process. This prospectus supplement provides you with specific information about this offering, including the price and terms of the Notes being offered and the risk of investing in our securities. The accompanying prospectus provides more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus, and any related free writing prospectus together with the additional information described in the section entitled “Where You Can Find More Information” of this prospectus supplement.
We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that is contained in any free writing prospectus issued by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, and can provide no assurances as to the reliability of, any other information that others may give to you. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is complete and accurate as of the date on the front cover of this prospectus supplement, but the information and our business, cash flows, condition (financial and otherwise), liquidity, prospects and results of operations may have changed since that date.
You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding investing in our securities.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include all statements other than statements of historical facts contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including statements regarding our preliminary estimated unaudited financial results, future financial position, business strategy and the plans and objectives of management for future operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “forecast”, “outlook” “could,” “continue,” “would,” “project,” “predict,” “potential” or “will” and variations of these words or similar expressions are intended to identify forward-looking statements.
We have based these forward-looking statements upon our current expectations, estimates and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These statements reflect our beliefs and certain assumptions based upon information available to us at the time of this prospectus supplement, the accompanying prospectus or the time of the documents incorporated by reference.
Such forward-looking statements are only predictions, which may differ materially from actual results or future events. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Among the factors that could cause our actual results to differ materially from those expressed in or implied by the forward-looking statements are: the effect of worldwide economic conditions; the impact of COVID-19; the length and severity of COVID-19; the pace of recovery following COVID-19 and the availability, widespread distribution and use of effective vaccines; significant changes in consumer spending patterns or preferences;

S-iii

interruptions or delays in the supply of key components; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from COVID-19, a general economic downturn or generally reduced shopping activity caused by public safety (including COVID-19) or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines, including risks related to the expanded launch of connected accessories; changes in the mix of product sales; our ability to maintain proper inventory levels; financial difficulties encountered by customers and related bankruptcy and collection issues; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions; risks related to the success of our business strategy and restructuring programs; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials, labor and advertising; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; the outcome of current and possible future litigation; and risks and uncertainties described in the “Risk Factors” beginning on page S-14 of this prospectus supplement and set forth in our periodic and other reports filed with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Risk Factors” in this prospectus supplement. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K and Form 10-K/A, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information” in this prospectus supplement.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information appearing elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider when making your investment decision. You should carefully read the entire prospectus supplement, the accompanying prospectus and the information incorporated herein by reference, including the section entitled “Risk Factors” beginning on page S-14 of this prospectus supplement and the “Risk Factors” section in the accompanying prospectus, in our Annual Report on Form 10-K/A for Fiscal Year 2020 and in our other reports that we file with the SEC.
In this prospectus supplement, unless the context requires otherwise, references to “Fossil,” “we,” “us,” “our,” and the “Company” refer to Fossil Group, Inc. and its subsidiaries.
Overview
General
We are a design, innovation and distribution company specializing in consumer fashion accessories. Our products include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We design, develop, market and distribute products under our owned brands FOSSIL, SKAGEN, MICHELE, RELIC and ZODIAC and licensed brands ARMANI EXCHANGE, DIESEL, DKNY, EMPORIO ARMANI, KATE SPADE NEW YORK, MICHAEL KORS, PUMA, and TORY BURCH. Based on our range of accessory products, brands, distribution channels and price points, we are able to target style-conscious consumers across a wide age spectrum on a global basis.
We report segment information based on the “management approach”. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of our reportable segments.
We manage our business primarily on a geographic basis. Our reportable operating segments are comprised of (i) Americas, (ii) Europe and (iii) Asia. Each reportable operating segment includes sales to wholesale and distributor customers, and sales through Company-owned retail stores and e-commerce activities based on the location of the selling entity. The Americas segment primarily includes sales to customers based in Canada, Latin America and the United States. The Europe segment primarily includes sales to customers based in European countries, the Middle East and Africa. The Asia segment primarily includes sales to customers based in Australia, China (including Hong Kong, Macau and Taiwan), India, Indonesia, Japan, Malaysia, New Zealand, Singapore, South Korea and Thailand. Each reportable operating segment provides similar products and services.
Owned Brands
Our ability to build and evolve strong lifestyle brands is key to our success. Across our owned brands, we create great products at competitive prices and deliver engaging experiences directly to our consumers — through our owned channels of distribution and via third party distributors.
Our consumer-first mindset drives every decision we make. By capitalizing on fashion trends and leveraging proprietary data and insights, we are able to deliver relevant, high-value products and experiences to consumers across a diverse range of price points, style preferences and geographies.
Licensed Brands
As a result of our vertical integration, we are uniquely positioned to launch an accessory category, such as watches, in partnership with a licensor in a timely and consistent manner. All of our major licensing relationships are exclusive for the brands we license and may include traditional watches, smartwatches and jewelry.
Products
We design, develop, market and distribute accessories across a variety of product categories: traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. Additionally, we manufacture and/or distribute private label brands, as well as branded products purchased for resale in certain of our non-FOSSIL branded retail stores. The following table sets forth certain information with respect to the breakdown of our net sales and percentage change among proprietary, licensed and other brands for the fiscal years indicated (in millions, except for percentage data).
	Fiscal Year
	2020		2019		2018
	Dollars	% Change	Dollars	% Change	Dollars
Net sales
Proprietary	$774.2	(29.8)%	$1,103.4	(12.6)%	$1,262.1
Licensed	763.5	(24.7)	1,013.7	(14.4)	1,183.7
Other	75.6	(24.9)	100.6	5.1	95.7
Total	$1,613.3	(27.3)%	$2,217.7	(12.7)%	$2,541.5
Traditional Watches and Smartwatches
Traditional watches and smartwatches are our core global business. Sales of watches for Fiscal Year 2020, Fiscal Year 2019 and Fiscal Year 2018 accounted for approximately 80.6%, 81.3% and 80.0%, respectively, of our consolidated net sales.
Our full display smartwatches use Google’s WEAR OS operating system. We have a license for WEAR OS that expires on April 27, 2022. Certain of our hybrid and other smartwatches use operating systems developed by us or as otherwise licensed to us by Google.
Owned Brands
Our primary owned watch brands include FOSSIL, MICHELE, RELIC, SKAGEN and ZODIAC.
Licensed Brands
We have entered into multi-year, worldwide exclusive license agreements for the manufacture, distribution and sale of watches bearing the brand names of certain globally recognized fashion brands. The following table sets forth information with respect to our primary watch licenses:
Brand	Expiration Date(1)
ARMANI EXCHANGE	12/31/2023
DIESEL	12/31/2025
DKNY	12/31/2024
EMPORIO ARMANI	12/31/2023
KATE SPADE NEW YORK	12/31/2025
MICHAEL KORS	12/31/2024
PUMA	12/31/2028
TORY BURCH	12/31/2023

(1)
Subject to early termination in certain circumstances.

Fashion Accessories
In addition to our core watch business, we also design and create jewelry, handbags, small leather goods, and belts across our owned brands and jewelry under licensed brands. In the U.S. and certain international markets, we generally market our fashion accessory lines through the same distribution channels as our watches using similar marketing approaches. Our fashion accessories are typically sold in locations adjacent to watch departments, which may lead to purchases by persons who are familiar with our watch brands. Sales of our accessory lines accounted for 17.1%, 16.3% and 18.4% of our consolidated net sales in Fiscal Year 2020, Fiscal Year 2019 and Fiscal Year 2018, respectively.
The following table sets forth information about our fashion accessories:
Brand	Accessory Category
DIESEL	Jewelry
EMPORIO ARMANI	Jewelry
FOSSIL	Handbags, small leather goods, belts, eyewear, jewelry
MICHAEL KORS	Jewelry
SKAGEN	Jewelry
Licensed Eyewear
We have a license agreement with the Safilo Group for both FOSSIL branded sunglasses and optical frames worldwide. The license agreement provides for royalties to be paid to us based on a percentage of net sales and includes certain guaranteed minimum royalties. Sales of licensed eyewear accounted for approximately 0.4%, 0.5% and 0.4% of our consolidated net sales for Fiscal Year 2020, Fiscal Year 2019 and Fiscal Year 2018, respectively.
Private Label
We design, market and source manufacturing of certain retailers’ private label and owned brand watches as well as other company brands to be used as premium and incentive items in various corporate events. Under these arrangements, we perform design and product development functions, as well as act as a sourcing agent for our customers by contracting for and managing the manufacturing process, purchasing and inspecting of the finished product and arranging for shipment. Participation in the private label and premium businesses provides us with certain advantages, including increased assembly volume, which may reduce the costs of assembling our other products, and strengthen business relationships with our manufacturing sources.
Building Strong Brands
Brand building is critical to the success of our Company. We take a consumer-first approach to creating product and brand experiences, with the goal of building meaningful, long-term relationships with our consumers.
Product Design and Development
Our product designs are fueled by a combination of creativity, fashion trends and consumer insights. We have built an in-house design team that works in partnership with our consumer insights and trend teams to ideate, design, test and deliver new product concepts to market. We also employ research and development team members who focus on innovation and product development across our watch and smartwatch categories.
In order to respond to and capitalize on fast-paced changes in the global marketplace, we have created a process that allows us to quickly design and develop consumer insight driven product. We have found speed coupled with insight-driven product to be a true differentiator and key revenue driver across our business.
Marketing and Promotion
We are embracing the changing retail environment and meeting consumers where they are, both on and offline. Our focus on creating the best possible brand experiences requires a blend of art and science — which means prioritizing both creativity and data in everything we do. We have created an in-house digital marketing center of excellence serving both our owned and licensed brands to connect with consumers and to serve up personalized, engaging content. This allows us to learn about their behavior across all channels including digital marketing, social media, Customer Relationship Management (“CRM”) and digital media.

We use tools provided by salesforce.com, inc. in our CRM initiatives. We drive innovation using a rapid test-and-learn approach with continuous optimization. We are also able to deliver a high level of personalization through the consumer insight and predictive analytics capabilities we have built over the past few years and through our partnerships with leading online third-party retailers.
Operating Strategy
Our goal is to drive shareholder value by increasing earnings and making a positive impact on our people, planet and communities. We operate in a challenging business environment, particularly given the global pandemic. However, we see opportunities for sustainable growth and value creation by focusing on the following strategic priorities:
Increase Brand Excitement
Over the coming year, we will intensify our efforts on innovation and brand-building. As the consumer moves toward more normal and stronger purchasing patterns, they will be looking for differentiated and exciting merchandise online and in store. We have a significant opportunity to create more demand among consumers by showcasing great products, telling dynamic stories, and creating customized communications that will enable us to build engaged communities of passionate consumers. We will continue improving our product development process by introducing more consumer-based feedback from key markets. The smartwatch category will receive a boost from upcoming next generation rollouts. Storytelling will improve as we continue to orient strongly to e-commerce and social media channels with the right localized content.
Increase Digital Capabilities
Our vision is to build on 2020 momentum and become a digital-first organization. To accomplish this, we must continue to unlock the potential of direct-to-consumer online selling, and build digital capabilities and skills throughout our company, all while accelerating our growth through new-world marketing and through the communities we are building. We plan to improve our analytics and marketing capabilities in order to improve returns on our marketing investments. Mainland China and India will continue to be a focus with an extra emphasis on digital as we see strong positive trends in both markets.
Optimize Operations
Over the past year, and partly in response to the pandemic, we have made significant changes in our infrastructure, our commercial activities and in how we manage our end-to-end supply chain. Looking ahead, we will continue to rationalize our retail store base, closely monitor our capital investments, and further optimize our tactics and strategies in inventory management and our end-to-end supply chain.
Make Time for Good
While commercial success is essential for our future, it is critical that we continue to do the right thing for our planet, communities, and people. We call our platform for Sustainability or ESG (Environmental, Social, and Corporate Governance) “Make Time for Good”. We believe a sense of purpose is also critically important to our employees, shareholders, and customers and will continue to be so. Our environmental goals include significantly reducing our carbon footprint, eliminating the use of virgin plastics in our supply chain, and increasing the use of recyclable materials such as stainless steel. Our main community goal is to continue to increase our impact on underserved young lives. We will also plan to advance our diversity and inclusion agenda in a number of ways.

Recent Developments
Preliminary Estimated Unaudited Financial Results
Our financial results as of and for the three months ended October 2, 2021 are not yet complete. The forward-looking information presented below reflects our preliminary estimated unaudited results based solely on information available to us as of the date of this prospectus supplement. We have provided ranges for certain items rather than specific amounts since our financial closing procedures are not yet complete as of and for the three months ended October 2, 2021. Actual results are not expected to be publicly available until we file our consolidated financial statements and related notes as of for the three months ended October 2, 2021 with the SEC. These preliminary estimates do not present a comprehensive statement of our consolidated results for the three months ended October 2, 2021 and should not be used as a substitute for interim financial statements prepared in accordance with GAAP. You should not place undue reliance on these estimates. This preliminary estimated unaudited financial information has been prepared by and is the responsibility of our management. Our independent registered public accounting firm, Deloitte & Touche, LLP, has not audited, reviewed, compiled nor performed any procedures with respect to the preliminary estimated unaudited financial results and therefore does not express an opinion or any other form of assurance with respect to these preliminary estimates. We currently expect that our final results of operations and other data will be consistent with the estimates set forth below, however such estimates are preliminary and our actual results of operations and other data could differ materially from these preliminary estimates due to the completion of our financial closing procedures, final adjustments, review procedures to be performed by our management and audit committee and other developments that may arise between now and the time our unaudited interim consolidated financial statements as of and for the three months ended October 2, 2021 are issued.
We expect our results to include:
•
Net sales within the range of $490 million to $494 million for the three months ended October 2, 2021, an increase of approximately 13% versus $435 million for the three months ended October 3, 2020 and within the range of $1,792 million to $1,796 million for the last twelve months (“LTM Period”) ended October 2, 2021;

•
Income before income taxes within the range of $38 million to $43 million for the three months ended October 2, 2021, an increase of approximately 322% to 378% versus $9 million for the three months ended October 3, 2020 and within the range of $34 million to $39 million for the LTM Period ended October 2, 2021; and

•
Adjusted EBITDA within the range of $59 million to $64 million for the three months ended October 2, 2021, an increase of approximately 37% to 49% versus $43 million for the three months ended October 3, 2020 and within the range of $147 million to $152 million for the LTM Period ended October 2, 2021.

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as our income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, and restructuring expense minus interest income. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenues for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as alternatives to any performance measures derived in accordance with GAAP. We present Adjusted EBITDA and Adjusted EBITDA Margin because management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.
The following table presents a reconciliation of income before income taxes, the most directly comparable measure calculated in accordance with GAAP, to Adjusted EBITDA, and the calculation of Adjusted EBITDA Margin for the three months ended October 3, 2020, as well as a reconciliation of our preliminary estimated income before income taxes range to our preliminary estimated Adjusted EBITDA range and the corresponding calculations of Adjusted EBITDA margin for the three months ended October 2,

2021. The historical financial information for the three months ended October 3, 2020 has been derived from the unaudited consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the period ended October 3, 2020.
	For the Three Months Ended
	October 2, 2021		October 3, 2020(1)
	Estimated		Actual
(Dollars in millions)	Low	High
Income before income taxes	$38	$43	$9
Plus:
Interest expense	6	6	8
Amortization and depreciation	7	7	10
Impairment expense	1	1	5
Other non-cash charges	(1)	(1)	2
Stock-based compensation	3	3	3
Restructuring expense	5	5	6
Less:
Interest income	—	—	—
Adjusted EBITDA	$59	$64	$43
Net sales	$490	$494	$435
Adjusted EBITDA Margin	12%	13%	10%

(1)
Prior period amounts have been adjusted to conform to the current period presentation.

The following table presents a reconciliation of our preliminary estimated income before income taxes range to our preliminary estimated Adjusted EBITDA range and the corresponding calculations of Adjusted EBITDA margin for the LTM Period ended October 2, 2021.
	LTM Period Ended October 2, 2021
	Estimated
(Dollars in millions)	Low	High
Income before income taxes	$34	$39
Plus:
Interest expense	29	29
Amortization and depreciation	33	33
Impairment expense	13	13
Other non-cash charges	—	—
Stock-based compensation	9	9
Restructuring expense	30	30
Less:
Interest income	1	1
Adjusted EBITDA	$147	$152
Net sales	$1,792	$1,796
Adjusted EBITDA Margin	8%	8%

The following table presents preliminary estimated total liquidity, consisting of cash and cash equivalents and availability under our Revolving Facility as of October 2, 2021. The historical total liquidity as of July 3, 2021 has been derived from the unaudited consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the period ended July 3, 2021.
	As of October 2, 2021	As of July 3, 2021
(Dollars in millions)	Estimated	Actual
Cash and cash equivalents	$182	$252
Revolving Facility availability	123	42
Liquidity	$305	$294
Company Information
We are a Delaware corporation formed in 1991 and are the successor to a Texas corporation formed in 1984. Our principal executive offices are located at 901 S. Central Expressway, Richardson, Texas 75080, and our telephone number at that address is (972) 234-2525. Our website address is www.fossilgroup.com. Information contained on our website is not deemed part of this prospectus supplement or the accompanying prospectus and is not incorporated in this prospectus supplement, the accompanying prospectus or any other document that we file with the SEC by reference.

The Offering
The following is a brief summary of certain material terms of the Notes. For more complete information about the Notes, see “Description of the Notes” below.
Issuer:
Fossil Group, Inc.
Title of the Securities:
      % Senior Notes due 2026
Aggregate Principal Amount
Offered:
$125.0 million
Option to Purchase Additional
Notes:
The underwriters may also purchase from the Company up to an additional $5.0 million aggregate principal amount of the Notes, within 30 days of the date of this prospectus supplement.
Initial Public Offering Price:
100% of the aggregate principal amount
Issue Date:
           , 2021
Maturity Date:
November 30, 2026
Interest:
      % per year, payable quarterly in arrears on February 28, May 31, August 31 and November 30 of each year, commencing on February 28, 2022, and at maturity. If an interest payment date falls on a day other than a business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
Guarantors:
None.
Ranking:
The Notes will be general unsecured obligations of the Company, and will rank equal in right of payment with all of its other existing and future senior unsecured and unsubordinated indebtedness. The Notes will rank senior in right of payment to our future subordinated indebtedness, if any. The Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries (excluding any amounts owed by such subsidiaries to the Company). As of October 2, 2021, after giving pro forma effect to this offering and the use of proceeds therefrom, we would have had had $159.0 million of indebtedness outstanding (excluding $242.5 million of finance, sale leaseback and operating lease obligations), of which $32.8 million would have been secured.
The indenture governing the Notes does not limit the amount of indebtedness that we or our subsidiaries may incur or whether any such indebtedness can be secured by our assets.
Optional Redemption:
We may redeem the Notes for cash in whole or in part at any time at our option. Prior to November 30, 2023, the redemption price will be $25.00 per $25.00 principal amount of Notes, plus a “make-whole” premium calculated as described herein, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. On and after November 30, 2023, we may redeem the Notes (i) on or after November 30, 2023 and prior to November 30, 2024, at a price equal to $25.50 per $25.00 principal amount of Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, (ii) on or after November 30, 2024 and prior to November 30, 2025, at a price equal to $25.25 per $25.00 principal amount of Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, and (iii) on or after November 30, 2025, at a price equal to $25.00 per $25.00 principal amount of Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes — Optional Redemption” for additional details.
Sinking Fund:
The Notes will not be subject to any sinking fund (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity).
Use of Proceeds:
We intend to use the net proceeds from the sale of the Notes to repay outstanding borrowings under the Company’s Term Credit Agreement, dated as of September 26, 2019 (as amended, the “Term Credit Agreement”). See “Use of Proceeds,” “Capitalization” and “Description of Other Indebtedness — Term Credit Agreement.”
Events of Default:
Events of default generally will include (i) failure to pay principal or interest, (ii) failure to observe or perform any other covenant in the Notes or in the indenture, and (iii) certain events of bankruptcy, insolvency or reorganization. See “Description of the Notes — Events of Default.”
Certain Covenants:
The indenture that governs the Notes will contain certain covenants, including, but not limited to, restrictions on our ability to merge or consolidate with or into any other entity. See “Description of the Notes — Covenants.”
No Financial Covenants:
The indenture governing the Notes will not contain financial covenants.
Additional Notes:
We may from time to time, without the consent of the existing holders, issue additional Notes, including, without limitation, upon exercise by the underwriters of the option referenced above under the heading “Option to Purchase Additional Notes.” Any such additional Notes issued to the underwriters shall have, and any other additional Notes that we may issue may have, the same terms as to status, redemption or otherwise as the Notes offered by this prospectus supplement, except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any such additional Notes may constitute a single fungible series with the Notes offered by this prospectus supplement. If any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers.
Defeasance:
The Notes are subject to legal and covenant defeasance by us. See “Description of the Notes — Defeasance” for more information.

Listing:
The Company intends to apply to list the Notes on NASDAQ under the symbol “FOSLL”. If the application is approved, the Company expects trading in the Notes to begin within 30 days after the original issue date.
Form and Denomination:
The Notes will be issued in book-entry form in denominations of $25.00 and integral multiples in excess thereof. The Notes will be represented by a permanent global certificate deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.
Trustee:
The Bank of New York Mellon Trust Company, N.A.
Governing Law:
The Notes and the indenture governing the Notes will be governed by and construed in accordance with the laws of the State of New York.
Risk Factors:
Investing in the Notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-14, as well as the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the Notes.

Summary Historical Financial Data
The following table sets forth summary historical financial information for the periods and at the dates indicated. The summary historical consolidated financial information as of January 2, 2021 and December 29, 2019 and for each of Fiscal Year 2020, Fiscal Year 2019 and Fiscal Year 2018 has been derived from the audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K/A for the fiscal year ended January 2, 2021 (the “2020 Annual Report”), which is incorporated herein by reference. The summary historical consolidated financial information as of December 30, 2018 has been derived from the audited consolidated financial statements and the accompanying notes which are not incorporated herein by reference. The summary historical consolidated financial information as of July 3, 2021 and July 4, 2020 and for the 26 weeks ended July 3, 2021 and the 27 weeks ended July 4, 2020 has been derived from the unaudited consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the period ended July 3, 2021 (the “Quarterly Report”), which is incorporated herein by reference. The summary historical consolidated financial information for the LTM Period ended July 3, 2021 represents the sum of the historical consolidated financial information for Fiscal Year 2020 and the 26 weeks ended July 3, 2021, minus the historical consolidated financial information for the 27 weeks ended July 4, 2020. Our historical operating results are not necessarily indicative of the results that may be expected for any future period.
The summary historical financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements included in the 2020 Annual Report and Quarterly Report, respectively, each of which is incorporated herein by reference.
(Amounts in thousands, except for ratios)	LTM Period Ended	26 Weeks Ended	27 Weeks Ended	Fiscal Year
	July 3, 2021	July 3, 2021	July 4, 2020	2020	2019	2018
Income Statement Data:
Net sales	$1,737,597	$773,981	$649,727	$1,613,343	$2,217,712	$2,541,488
Gross profit	893,829	404,428	280,956	770,356	1,099,438	1,340,137
Operating income (loss)	33,419	(2,408)	(171,146)	(135,319)	(28,383)	62,711
Net income (loss)	(12,639)	(25,104)	(108,404)	(95,940)	(50,012)	(938)
Net income (loss) attributable to Fossil Group, Inc.	(13,603)	(25,632)	(108,124)	(96,095)	(52,365)	(3,478)
Balance Sheet Data (period end):
Working capital(1)	$427,371	$427,371	$417,935	$431,949	$500,278	$652,766
Total assets	1,337,438	1,337,438	1,451,329	1,478,505	1,604,732	1,575,198
Total long-term liabilities	406,311	406,311	591,028	479,947	541,711	380,764
Total Fossil Group, Inc. stockholders’ equity	407,857	407,857	396,056	439,090	503,054	585,543
Other Financial Data:
Adjusted EBITDA(2)	$131,104	$37,809	$(85,602)	$7,693	$168,579	$221,134
Capital expenditures	6,471	3,381	5,648	8,738	20,894	17,961
Total debt(3)	197,825	197,825	300,036	252,456	230,696	403,906
Net Debt(4)	(54,426)	(54,426)	22,475	(63,509)
Net cash (used in) provided by operating activities	79,836	(9,771)	11,631	101,238	(14,209)	248,139
Unlevered free cash flow(5)	120,819			122,458	34,402
Ratio of total debt to Adjusted EBITDA	1.51			32.82	1.37	1.83
Ratio of Net Debt to Adjusted EBITDA	(0.42)			(8.26)

(1)
Working capital is defined as current assets minus current liabilities.

(2)
Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as our income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, and restructuring expense minus interest income. We have included Adjusted EBITDA herein because it is widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use this non-GAAP financial measure to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA may not be comparable to similarly titled measures other companies report, and may not be comparable to similarly titled measures used in our various agreements, including the Revolving Facility. Adjusted EBITDA is not intended to be used as an alternative to any measure of our performance in accordance with GAAP. The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

(Amounts in thousands)	LTM Period Ended	26 Weeks Ended	27 Weeks Ended	Fiscal
	July 3, 2021	July 3, 2021	July 4, 2020	2020	2019	2018
Income (loss) before income taxes	$6,006	$(14,906)	$(192,895)	$(171,983)	$(31,331)	$20,170
Plus:
Interest expense	30,361	13,863	15,338	31,836	29,932	42,503
Depreciation and amortization	36,699	16,432	22,867	43,134	54,792	67,584
Impairment expense	17,020	5,771	22,799	34,048	25,273	8,251
Other non-cash charges.	2,153	(678)	20,750	23,581	46,508	15,557
Stock-based compensation	9,447	4,282	5,977	11,143	15,845	23,044
Restructuring expense	29,871	13,270	19,907	36,508	29,636	46,630
Less:
Interest income	453	225	345	573	2,075	2,605
Adjusted EBITDA	$131,104	$37,809	$(85,602)	$7,693	$168,579	$221,134

(3)
Excludes debt issuance costs and original issuance discount.

(4)
Net Debt is a non-GAAP financial measure equal to total debt less cash and cash equivalents. We present Net Debt because we believe that such information is useful to investors as a measure of our financial position. Net Debt is not intended to be used as an alternative to any measure of our financial position in accordance with GAAP. The following table reconciles Net Debt to the most directly comparable GAAP financial measure, which is total debt, including current maturities and capital lease obligations.

(Amounts in thousands)	As of July 3, 2021	As of July 4, 2020	As of January 2, 2021
(unaudited)
Total debt	$197,825	$300,036	$252,456
Less:
Cash and cash equivalents	252,251	277,561	315,965
Net Debt	$(54,426)	$22,475	$(63,509)

(5)
Unlevered Free Cash Flow is a non-GAAP financial measure equal to net cash (used in) provided by operating activities plus net cash provided by (used in) investing activities and interest expense. We present Unlevered Free Cash Flow because we believe that such information is useful to investors as a measure of our financial position. Unlevered Free Cash Flow is not intended to be used as an alternative to any measure of our financial position in accordance with GAAP. The following table reconciles Unlevered Free Cash Flow to the most directly comparable GAAP financial measure, which is net cash (used in) provided by operating activities.
(Amounts in thousands)	LTM Period Ended	Fiscal
	July 3, 2021	2020	2019
Net cash (used in) provided by operating activities	$79,836	$101,238	$(14,209)
Plus:
Net cash provided by (used in) investing activities	10,622	(10,616)	18,679
Interest expense	30,361	31,836	29,932
Unlevered Free Cash Flow	$120,819	$122,458	$34,402

RISK FACTORS
Investing in the Notes involves significant risks, including the risks described below. Before making an investment in the Notes, you should carefully consider, among other factors, the risks identified under “Risk Factors” in our Annual Report on Form 10-K/A for Fiscal Year 2020. Please also refer to the section above entitled “Cautionary Note Regarding Forward-Looking Statements.” Please also see “Cautionary statement regarding forward-looking statements” in the accompanying prospectus and the risks described in the documents incorporated by reference in this prospectus supplement and in our other filings. The risks described in the documents incorporated by reference in this prospectus supplement are not the only ones we face. Additional risks not presently known or that we currently deem immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. You should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances. Our business, financial condition and results of operations could be materially adversely affected by the materialization of any of these risks. The materialization of any of these risks could also result in a complete loss of your investment.
Risks Related to the Notes
We may be able to incur substantially more debt, which could have important consequences to you, and we may be unable to service our debt.
We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the Notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization or dissolution. This may have the effect of reducing the amount of proceeds paid to you. Incurrence of additional debt would also further reduce the cash available to invest in operations, as a result of increased debt service obligations. If new debt is added to our current debt levels, the related risks that we now face could intensify.
Our level of indebtedness could have important consequences to you, because:
•
it could affect our ability to satisfy our financial obligations, including those relating to the Notes;

•
a substantial portion of our cash flows from operations would have to be dedicated to interest and principal payments and may not be available for operations, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•
it may impair our ability to obtain additional debt or equity financing in the future;

•
it may limit our ability to refinance all or a portion of our indebtedness on or before maturity;

•
it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•
it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on the Notes, we could be in default on the Notes, and this default could cause us to be in default on other indebtedness, to the extent outstanding. Conversely, a default under any other indebtedness, if not waived, could result in acceleration of the debt outstanding under the related agreement and entitle the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. In addition, such default or acceleration may result in an event of default and acceleration of other indebtedness of the Company, entitling the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. If a judgment is obtained by any such holders, such holders could seek to collect on such judgment from the assets of the Company. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us.
However, no event of default under the Notes would result from a default or acceleration of, or suit, other exercise of remedies or collection proceeding by holders of, our other outstanding debt, if any. As a result, all or substantially all of our assets may be used to satisfy claims of holders of our other outstanding debt, if any, without the holders of the Notes having any rights to such assets. The indenture governing the Notes will not restrict our ability to incur additional indebtedness.
The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future.
The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes will be effectively subordinated to any secured indebtedness, including the indebtedness under the Revolving Facility, that we or our subsidiaries have currently outstanding or may incur in the future to the extent of the value of the assets securing such indebtedness. The indenture governing the Notes will not prohibit us or our subsidiaries from incurring additional secured (or unsecured) indebtedness in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness and may consequently receive payment from these assets before they may be used to pay other creditors, including the holders of the Notes.
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes will be obligations exclusively of the Company and not of any of our subsidiaries. None of our subsidiaries will be a guarantor of the Notes, and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Therefore, in any bankruptcy, liquidation or similar proceeding, all claims of creditors (including trade creditors) of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. The indenture governing the Notes will not prohibit us or our subsidiaries from incurring additional indebtedness in the future or granting liens on our assets or the assets of our subsidiaries to secure any such additional indebtedness. In addition, future debt and security agreements entered into by our subsidiaries may contain various restrictions, including restrictions on payments by our subsidiaries to us and the transfer by our subsidiaries of assets pledged as collateral.
The indenture governing the Notes will contain limited protection for holders of the Notes.
The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes will not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:
•
issue debt securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the value of the assets securing such indebtedness or other obligations, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore would be structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries;

•
pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities subordinated in right of payment to the Notes;

•
sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•
enter into transactions with affiliates;

•
create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•
make investments; or

•
create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture will not include any protection against certain events, such as a change of control, a leveraged recapitalization or “going private” transaction (which may result in a significant increase of our indebtedness levels), restructuring or similar transactions. Furthermore, the terms of the indenture and the Notes will not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity. Also, an event of default or acceleration under our other indebtedness would not necessarily result in an “Event of Default” under the Notes.
Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the indenture may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.
Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.
We may not be able to generate sufficient cash to service all of our debt, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.
Our ability to make scheduled payments on, or to refinance our obligations under, our debt will depend on our financial and operating performance and that of our subsidiaries, which, in turn, will be subject to prevailing economic and competitive conditions and to financial and business factors, many of which may be beyond our control.
We may not maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on, and principal of, our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We may not be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The instruments governing our indebtedness restrict our ability to dispose of assets and use the proceeds from any such dispositions. We may not be able to consummate those sales, or if we do, at an opportune time, the proceeds that we realize may not be adequate to meet debt service obligations when due. Repayment of our indebtedness, to a certain degree, is also dependent on the generation of cash flows by our subsidiaries (none of which will be guarantors) and their ability to make such cash available to us, by dividend, loan, debt repayment, or otherwise. Our subsidiaries may not be able to, or be permitted to, make distributions or other payments to enable us to make payments in respect of our indebtedness. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, applicable U.S. and foreign legal and contractual restrictions or our permanently invested assertion may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions or other payments from our subsidiaries, we may be unable to make required payments on our indebtedness.

An increase in market interest rates could result in a decrease in the value of the Notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the Notes, and the market interest rates subsequently increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.
An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.
The Notes are a new issue of debt securities for which there currently is no trading market. We intend to apply to list the Notes on NASDAQ within 30 business days of the original issue date under the symbol “FOSLL”. We cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they may make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.
In addition, there may be a limited number of buyers when you decide to sell your Notes. This may affect the price, if any, offered for your Notes or your ability to sell your Notes when desired or at all.
We may issue additional Notes.
Under the terms of the indenture governing the Notes, we may from time to time without notice to, or the consent of, the holders of the Notes, create and issue additional Notes which may rank equally with the Notes. If any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers.
The rating for the Notes could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency.
Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold the Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and the rating of the Notes may not reflect all risks related to us and our business, or the structure or market value of the Notes. We may elect to issue other securities for which we may seek to obtain a rating in the future. If we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Notes.
COVID-19 Pandemic Risks
The COVID-19 pandemic has had, and is expected to continue to have, a material adverse impact on our business, operations, liquidity, financial condition and results of operations.
The COVID-19 pandemic has continued to cause global uncertainty and disruption throughout the geographic regions in which we run our business and where our suppliers, third-party manufacturers, retail stores, wholesale customers and consumers are located. The total impact of the pandemic on us will depend on developments outside of our control, including, among other factors, the duration, spread, severity and impact of the outbreak, availability of effective vaccines and vaccination rates, continuing and new actions that may be taken by governmental authorities to contain the outbreak or mitigate its impact, including effects of vaccine mandates, restrictions on movement and commercial activities and further stimulus and unemployment benefits, the economic or other impacts on our wholesale customers, the impact on our supply chain, manufacturing delays and the uncertainty with respect to the accessibility of additional liquidity or to the capital markets.
Even after the COVID-19 outbreak has subsided, we could experience materially adverse impacts to our business as a result of an economic recession or depression that may occur. In addition, any continued erosion in consumer sentiment or the effect of high unemployment on our consumer base would likely impact the financial condition of our customers and vendors, which may result in a decrease in discretionary consumer spending and lower store traffic and sales, and an increase in bankruptcies or insolvencies with respect to our suppliers or wholesale customers.
The duration of the COVID-19 impact is uncertain. In the event of a prolonged material economic downturn, including circumstances that require further or continued store closures or that result in further or continued reduction in store traffic, we may not be able to comply with the financial covenants in our debt agreements, which could negatively impact our borrowing ability, negatively impact our liquidity position and may increase our risk of insolvency.
In addition, the effects of COVID-19 could affect our ability to successfully operate in many ways, including, but not limited to, the following factors:
•
the impact of the pandemic on the economies and financial markets of the countries and regions in which we operate, including a potential global recession, a decline in consumer confidence and spending, or a further increase in unemployment levels, has resulted, and could continue to result, in consumers having less disposable income and, in turn, decreased sales of our products;

•
“shelter in place” and other similar mandated or suggested isolation protocols, which have disrupted, and could continue to disrupt, our retail locations and wholesale customers’ stores, as a result of store closures or reduced operating hours and decreased retail traffic;

•
the acceleration in a shift in our core customer’s behaviors, expectations and shopping trends, which could result in lost sales and market share if we are not able to successfully increase the pace of our strategic initiatives development, particularly our digital strategic initiatives, and if our current digital shopping offerings do not continue to compete effectively;

•
the failure of, or delay by, our wholesale customers or third-party distributors to whom we extend credit to pay invoices, particularly our major wholesale accounts and third-party distributors that are significantly impacted by COVID-19;

•
COVID-19 and remote-work oriented phishing and similar cybersecurity attack attempts;

•
operating challenges with a fully or part time remote workforce and the effectiveness of health and safety measures;

•
retaining and attracting employees, particularly at our retail stores, as a result of a decrease in the number of potential employees in the workforce;

•
the risk that even after the pandemic has initially subsided, fear of a COVID-19 re-occurrence could cause consumers to avoid public places where our stores and those of our wholesale customers are located, such as malls and outlets; and

•
we may be required to revise certain accounting estimates and judgments such as, but not limited to, those related to the valuation of long-lived assets and deferred tax assets, which could have a material adverse effect on our financial position and results of operations.

Our supply chain may be disrupted by changes in U.S. trade policy with China or as a result of the COVID-19 pandemic.
We rely on domestic and foreign suppliers to provide us with merchandise in a timely manner and at favorable prices. Among our foreign suppliers, China is the source of a substantial majority of our imports. We have experienced, and expect to continue to experience, increased international transit times, particularly for our leathers products and packaging, and increased shipping costs for a majority of our products. A disruption in the flow of our imported merchandise from China or a material increase in the cost of those goods or transportation without any offsetting price increases may significantly decrease our profits.
New U.S. tariffs or other actions against China, including actions related to the COVID-19 pandemic, and any responses by China, could impair our ability to meet customer demand and could result in lost sales or an increase in our cost of merchandise. This would have a material adverse impact on our business and results of operations.
The extent to which the COVID-19 pandemic ultimately impacts our business, financial performance and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, availability of effective vaccines and vaccination rates, effects of vaccine mandates and how quickly and to what extent normal economic and operating conditions can resume.
Legal, Compliance and Reputational Risks
A data security or privacy breach could damage our reputation, harm our customer relationships, expose us to litigation or government actions, and result in a material adverse effect to our business, financial condition and results of operations.
We depend on information technology systems, the Internet and computer networks for a substantial portion of our retail and e-commerce businesses, including credit card transaction authorization and processing. We also receive and store personal information about our customers and employees, the protection of which is critical to us. In the normal course of our business, we collect, retain, and transmit certain sensitive and confidential customer information, including credit card information, over public networks. Our customers have a high expectation that we will adequately protect their personal information. In addition, personal information is highly regulated at the international, federal and state level.
While we and our third-party service providers have safeguards in place to defend our systems against intrusions and attacks and to protect our data, we cannot be certain that these measures are sufficient to counter all current and emerging technology threats. Despite the security measures we currently have in place, our facilities and systems and those of our third party service providers have been, and will continue to be, vulnerable to theft of physical information, security breaches, hacking attempts, computer viruses and malware, ransomware, phishing, lost data and programming and/or human errors. To date, none of these risks, intrusions, attacks or human error have resulted in any material liability to us. While we carry insurance policies that would provide liability coverage for certain of these matters, if we experience a significant security incident, we could be subject to liability or other damages that exceed our insurance coverage, and we cannot be certain that such insurance policies will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim.
Any electronic or physical security breach involving the misappropriation, loss, or other unauthorized disclosure of confidential or personally identifiable information, including penetration of our network security or those of our third party service providers, could disrupt our business, severely damage our reputation and our customer relationships, expose us to litigation and liability, subject us to governmental investigations, fines and enforcement actions, result in negative media coverage and distraction to management and result in a material adverse effect to our business, financial condition, and results of operations. In addition, as a result of security breaches at a number of prominent retailers and other companies, the media and public scrutiny of information security and privacy has become more intense and the regulatory environment related thereto has become more uncertain. As a result, we may incur significant costs in complying with new and existing state, federal, and foreign laws regarding protection of, and unauthorized disclosure of, personal information. A successful ransomware attack on our systems could make them inaccessible for a period of time pending the payment of a ransom to unlock the systems or our ability to otherwise restore our access to our systems.
We are subject to laws and regulations in the U.S. and the many countries in which we operate. Violations of laws and regulations, or changes to existing laws or regulations, could have a material adverse effect on our financial condition or results of operations.
Our operations are subject to domestic and international laws and regulations in a number of areas, including, but not limited to, labor, advertising, consumer protection, real estate, product safety, e-commerce, promotions, intellectual property, tax, import and export, anti-corruption, anti-bribery, foreign exchange controls and cash repatriation, data privacy, anti-competition, environmental, health and safety. Compliance with these numerous laws and regulations is complicated, time consuming and expensive, and the laws and regulations may be inconsistent from jurisdiction to jurisdiction, further increasing the difficulty and cost to comply with them. New laws and regulations, or changes to existing laws and regulations, could individually or in the aggregate make our products more costly to produce, delay the introduction of new products in one or more regions, cause us to change or limit our business practices, or affect our financial condition and results of operations. We have implemented policies and procedures designed to ensure compliance with the numerous laws and regulations affecting our business, but there can be no assurance that our employees, contractors, or agents will not violate such laws, regulations or our policies related thereto. Any such violations could have a material adverse effect on our financial condition or operating results.
Tariffs or other restrictions placed on imports from China and any retaliatory trade measures taken by China could materially harm our revenue and results of operations.
Beginning in July 2018, certain of our products have been subject to additional ad valorem duties imposed by the U.S. government on products of China under Section 301 of the Trade Act of 1974. These tariffs, imposed via four successive “Lists” were the result of an April 2018 determination by the Office of the U.S. Trade Representative that China’s acts, practices, and policies with respect to technology transfer, intellectual property, and innovation are unreasonable or discriminatory and burden or restrict U.S. commerce.
In particular, certain of our packaging and handbag products have been subject to an additional 25% ad valorem tariff, based on the first sale export price as imported into the U.S., since July 2018 (“List 1”). Certain of our handbag and wallet products were subject to an additional 10% ad valorem tariff, based on the first sale export price as imported into the U.S., beginning in September 2018, a rate that was then raised to 25% ad valorem from June 2019 to present (“List 3”). Finally, smart watches, certain jewelry products, and several of our traditional watch products were subject to an additional 15% ad valorem tariff, based on the first sale export price as imported into the U.S., beginning in September 2019, a rate that was lowered to 7.5% ad valorem from February 2020 to present (“List 4A”).
Biden Administration officials have publically stated that, while these tariffs are under review, they are likely to remain in place for the foreseeable future. However, we have joined litigation before the U.S. Court of International Trade challenging the legality of the Section 301 List 3 and List 4A tariffs and seeking refunds of duties paid on imports that were subject to those tariffs. That litigation is ongoing with a decision possible in early 2022 at the earliest. As a result, it is difficult to accurately estimate the impact on our business from these tariff actions or similar actions. However, assuming no further offsets from price increases, sourcing changes, or other changes to trade policy and regulatory rulings, all of which are currently under review, the estimated gross profit exposure from the Section 301 tariffs is approximately $1.1 million in the fourth quarter of fiscal year 2021.
If the tariffs continue or increase, we may be required to raise our prices, which may result in the loss of customers and harm our operating performance. Alternatively, we may seek to shift production outside of China or otherwise change our sourcing strategy for these products, resulting in significant costs and disruption to our operations. Even if the U.S. further modifies these tariffs, it is always possible that our business will be impacted by retaliatory trade measures taken by China or other countries in response to existing or future tariffs, causing us to raise prices or make changes to our operations, any of which could materially harm our revenue or operating results.
The loss of our intellectual property rights may harm our business.
Our trademarks, patents and other intellectual property rights are important to our success and competitive position. We are devoted to the establishment and protection of our trademarks, patents and other intellectual property rights in those countries where we believe it is important to our ability to sell our products. However, we cannot be certain that the actions we have taken will result in enforceable rights, will be adequate to protect our products in every country where we may want to sell our products, will be adequate to prevent imitation of our products by others or will be adequate to prevent others from seeking to prevent sales of our products as a violation of the trademarks, patents or other intellectual property rights of others. Additionally, we rely on the patent, trademark and other intellectual property laws of the U.S.

and other countries to protect our proprietary rights. Even if we are successful in obtaining appropriate trademark, patent and other intellectual property rights, we may be unable to prevent third parties from using our intellectual property without our authorization, particularly in those countries where the laws do not protect our proprietary rights as fully as in the U.S. Because we sell our products internationally and are dependent on foreign manufacturing in China, we are significantly dependent on foreign countries to protect our intellectual property rights. The use of our intellectual property or similar intellectual property by others could reduce or eliminate any competitive advantage we have developed, causing us to lose sales or otherwise harm our business. Further, if it became necessary for us to resort to litigation to protect our intellectual property rights, any proceedings could be burdensome and costly and we may not prevail. The failure to obtain or maintain trademark, patent or other intellectual property rights could materially harm our business.
Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling certain of our products.
We cannot be certain that our products do not and will not infringe upon the intellectual property rights of others. The wearable technology space is rapidly developing with new innovation, which will likely result in a significant number of domestic and international patent filings for new technology. As a result, wearable technology companies may be subject to an increasing number of claims that their products infringe the intellectual property rights of competitors or non-practicing entities. As we increase our wearable technology and other product offerings, we have been, are and may in the future be subject to legal proceedings, including claims of alleged infringement of the intellectual property rights of third parties by us and our customers in connection with their marketing and sale of our products. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our personnel. Moreover, should we be found liable for infringement, we may be required to enter into agreements (if available on acceptable terms or at all) or to pay damages and cease making or selling certain products. Moreover, we may need to redesign or rename some of our products to avoid future infringement liability. Any of the foregoing could cause us to incur significant costs and prevent us from manufacturing or selling certain of our products.
If an independent manufacturer or license partner of ours fails to use acceptable labor practices or otherwise comply with laws or suffers reputation harm, our business could suffer.
While we have a code of conduct for our manufacturing partners, we have no control over the ultimate actions or labor practices of our independent manufacturers. The violation of labor or other laws by one of our independent manufacturers, or by one of our license partners, or the divergence of an independent manufacturer’s or license partner’s labor practices from those generally accepted as ethical in the U.S. or other countries in which the violation or divergence occurred, could interrupt or otherwise disrupt the shipment of finished products to us or damage our reputation. In addition, certain of our license agreements are with named globally recognized fashion designers. Should one of these fashion designers, or any or our licensor companies, conduct themselves inappropriately or make controversial statements, the underlying brand, and consequently our business under that brand, could suffer. Any of these, in turn, could have a material adverse effect on our financial condition and results of operations. As a result, should one of our independent manufacturers or licensors be found in violation of state or international laws or receive negative publicity, we could suffer financial or other unforeseen consequences.

USE OF PROCEEDS
The net proceeds to be received by us from the sale of Notes in this offering, before deducting underwriting discounts and commissions, the structuring fee, any incentive fee and other offering expenses payable by us, are estimated to be approximately $125.0 million (or $130.0 million if the underwriters’ option to purchase up to $5.0 million additional Notes is exercised in full).
We intend to use the net proceeds from this offering to repay outstanding borrowings under our Term Credit Agreement. The Term Credit Agreement has a scheduled maturity date of September 26, 2024 and bears interest at (i) the adjusted LIBO rate plus 8.50% for Eurodollar loans and (ii) the alternate base rate plus 7.50% for alternate base rate loans.
The following table sets forth the estimated sources and uses of funds from the issuance of the Notes. The actual sources and uses of funds may vary from the estimated sources and uses of funds in the table and accompanying footnotes set forth below. The estimated sources and uses of funds should be read in conjunction with “Capitalization” included elsewhere in this prospectus supplement.
Sources of Funds		Uses of Funds
(in thousands)
Notes offered hereby(1)	$125,000	Repayment of Term Credit Agreement(2)	$122,000
Cash from balance sheet	4,330	Payment of estimated Term Credit Agreement prepayment fee(3)	1,220
		Payment of estimated offering fees and expenses(4)	6,110
Total Sources	$129,330	Total Uses	$129,330

(1)
Reflects the aggregate principal amount of the Notes offered hereby, excluding underwriting discounts and commissions. Assumes the Notes are issued at par. Assumes no exercise of the underwriters’ option to purchase additional Notes.

(2)
Reflects the payment of $6.7 million of principal on September 30, 2021.

(3)
Represents the payment of the estimated call premium on the repayment date of the Term Credit Agreement. Does not include the payment of estimated accrued interest on the repayment date of the Term Credit Agreement.

(4)
Represents the estimated fees and expenses associated with the issuance of the Notes, including underwriting discounts and commissions, structuring fee, professional fees and other expenses. Assumes no payment of the incentive fee.

CAPITALIZATION
The table below sets forth our cash and cash equivalents and our consolidated capitalization as of July 3, 2021:
•
on an actual basis; and

•
on an as adjusted basis, after giving effect to (i) the sale of the Notes in this offering (assuming no exercise of the underwriters’ option to purchase additional Notes), after deducting underwriting discounts and commissions, the structuring fee and estimated offering expenses payable by us (excluding payment of an incentive fee); (ii) the application of the net proceeds therefrom as set forth under “Use of Proceeds”; (iii) the payment of a $6.7 million amortization payment on the Term Credit Agreement on September 30, 2021; and (iv) repayment of borrowings under the Term Credit Agreement as well as the payment of the estimated prepayment fee on the repayment date.

You should read this table in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.
	As of July 3, 2021
	Actual	As Adjusted
	(unaudited) (in thousands)
Cash and cash equivalents(1)	$252,251	$238,985
Debt(2):
Revolving Facility	67,432	67,432
Term Credit Agreement(3)	128,749	—
% Senior Notes due 2026 offered hereby	—	125,000
Other	1,644	1,644
Total Debt(4)	$197,825	$194,076
Total stockholders’ equity	$409,327	$393,759
Total capitalization	$607,152	$587,835

(1)
On an as adjusted basis, gives effect to the payment of $6.7 million of principal and $2.2 million of interest on the Term Credit Agreement. Gives effect to the use of cash in accordance with “Use of Proceeds.”

(2)
For additional information on our indebtedness, including the outstanding principal amount at October 2, 2021, see “Description of Other Indebtedness.”

(3)
On an as adjusted basis, gives effect to the payment of $6.7 million of principal on the Term Credit Agreement on September 30, 2021.

(4)
Excludes $1 million of real property finance leases, $0.1 million of equipment finance leases, $1.8 million of sale leaseback obligations and $261.8 million of operating lease obligations. Also excludes $14.1 million of debt issuance costs and $5.7 million of original issue discount, of which $7.1 million of debt issuance costs and $4.6 million of original issue discount will be written off in connection with the repayment of the Term Credit Agreement.

DESCRIPTION OF OTHER INDEBTEDNESS
Revolving Facility
On September 26, 2019, we, as the U.S. borrower, and certain of our foreign subsidiaries, as the non-U.S. borrowers, and certain of our other subsidiaries from time to time party thereto designated as borrowers (collectively the “ABL Borrowers”), and certain of our subsidiaries from time to time party thereto as guarantors, entered into a secured asset-based revolving credit agreement (the “Revolving Facility”) with JPMorgan Chase Bank, N.A. as administrative agent (the “ABL Agent”), J.P. Morgan AG, as French collateral agent, JPMorgan Chase Bank, N.A., Citizens Bank, N.A. and Wells Fargo Bank, National Association as joint bookrunners and joint lead arrangers, and Citizens Bank, N.A. and Wells Fargo Bank, National Association, as co-syndication agents and each of the lenders from time to time party thereto (the “ABL Lenders”).
The Revolving Facility provides that the ABL Lenders may extend revolving loans in an aggregate principal amount not to exceed $225.0 million at any time outstanding (the “Revolving Credit Commitment”), of which up to $125.0 million is available under a U.S. facility, an aggregate of $70.0 million is available under a European facility, $20.0 million is available under a Hong Kong facility, $5.0 million will be available under a French facility, and $5.0 million is available under a Canadian facility, in each case, subject to the borrowing base availability limitations described below. The Revolving Facility also includes an up to $45.0 million subfacility for the issuance of letters of credit (the “Letters of Credit”). The Revolving Facility expires and is due and payable on September 26, 2024, provided that, if on the date that is the 121st day prior to the final maturity date of any class or tranche of term loans under the Term Credit Agreement, any such term loans are outstanding on such date, then the maturity date of the Revolving Facility shall be such date. Unless the maturity of the term loans is extended beyond the current maturity date of September 26, 2024, the Revolving Facility will expire and be due and payable on May 28, 2024. The French facility includes a $1.0 million subfacility for swingline loans, and the European facility includes a $7.0 million subfacility for swingline loans. The Revolving Facility is subject to a line cap (the “Line Cap”) equal to the lesser of the total Revolving Credit Commitment and the aggregate borrowing bases under the U.S. facility, the European facility, the Hong Kong facility, the French facility and the Canadian facility. Loans under the Revolving Facility may be made in U.S. dollars, Canadian dollars, euros, Hong Kong dollars or pounds sterling.
The Revolving Facility is an asset-based facility, in which borrowing availability is subject to a borrowing base equal to: (a) with respect to us, the sum of (i) the lesser of (x) 90% of the appraised net orderly liquidation value of eligible U.S. finished goods inventory and (y) 65% of the lower of cost or market value of eligible U.S. finished goods inventory, plus (ii) 85% of the eligible U.S. accounts receivable, plus (iii) 90% of eligible U.S. credit card accounts receivable, minus (iv) the aggregate amount of reserves, if any, established by the ABL Agent; (b) with respect to each non-U.S. borrower (except for the French Borrower), the sum of (i) the lesser of (x) 90% of the appraised net orderly liquidation value of eligible foreign finished goods inventory of such non-U.S. borrower and (y) 65% of the lower of cost or market value of eligible foreign finished goods inventory of such non-U.S. borrower, plus (ii) 85% of the eligible foreign accounts receivable of such non-U.S. borrower, minus (iii) the aggregate amount of reserves, if any, established by the ABL Agent; and (c) with respect to the French Borrower, (i) 85% of eligible French accounts receivable minus (ii) the aggregate amount of reserves, if any, established by the ABL Agent. Not more than 60% of the aggregate borrowing base under the Revolving Facility may consist of the non-U.S. borrowing bases or U.S. eligible finished goods inventory located in certain non-U.S. locations.
The Revolving Facility also includes a commitment fee, payable quarterly in arrears, of 0.250% or 0.375% (depending on utilization of the Line Cap) determined by reference to the average daily unused portion of the overall commitment under the Revolving Facility. The ABL Borrowers will pay the ABL Agent, on the account of the issuing ABL Lenders, an issuance fee of 0.125% for any issued Letters of Credit.
The ABL Borrowers have the right to request an increase to the commitments under the Revolving Facility or any subfacility in an aggregate principal amount not to exceed $75.0 million in increments no less than $10.0 million, subject to certain terms and conditions as defined in the Revolving Facility, including that the Term Credit Agreement has been amended, restated or otherwise modified to permit any such additional commitments.

The Revolving Facility is secured by guarantees by us and certain of our domestic subsidiaries. Additionally, we and such subsidiaries have granted liens on all or substantially all of our assets in order to secure the obligations under the Revolving Facility. In addition, Fossil Group Europe GmbH, Fossil Asia Pacific Limited, Fossil (Europe) GmbH and Fossil Canada Inc., and the other non-U.S. borrowers from time to time party to the Revolving Facility are required to enter into security instruments with respect to all or substantially all of their assets that can be pledged under applicable local law, and certain of their respective subsidiaries may guarantee the respective non-U.S. obligations under the Revolving Facility.
The Revolving Facility contains customary affirmative and negative covenants and events of default, such as compliance with annual audited and quarterly unaudited financial statements disclosures. Upon an event of default, the ABL Agent will have the right to declare the revolving loans and other obligations outstanding immediately due and payable and all commitments immediately terminated or reduced, subject to cure periods and grace periods set forth in the Revolving Facility. A payment default under the Revolving Facility triggers a cross default under the Term Credit Agreement.
As of October 2, 2021, we had $33 million outstanding and available borrowing capacity of $123 million under the Revolving Facility. At October 2, 2021, we were in compliance with all debt covenants related to the Revolving Facility.
Term Credit Agreement
On September 26, 2019, we, as borrower, entered into the Term Credit Agreement with JPMorgan Chase Bank, N.A. as administrative agent (the “Term Agent”), JPMorgan Chase Bank, N.A., Citizens Bank, National Association and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers and the lenders party thereto (the “Term Loan Lenders”). The Term Credit Agreement provides for term loans to us in the aggregate principal amount of $200 million.
The Term Credit Agreement is secured by guarantees by us and certain of our domestic subsidiaries. Additionally, we and such subsidiaries have granted liens on all or substantially all of our assets in order to secure the obligations under the Term Credit Agreement.
The Term Credit Agreement contains customary affirmative and negative covenants and events of default such as compliance with annual audited and quarterly unaudited financial statements disclosures. Upon an event of default, the Term Agent will have the right to declare the term loans and other obligations outstanding immediately due and payable and all commitments immediately terminated or reduced, subject to cure periods and grace periods set forth in the Term Credit Agreement.
As of July 3, 2021, we had $128.7 million outstanding under the Term Credit Agreement. On September 30, 2021, we repaid $6.7 million of principal on the Term Credit Agreement, reducing the amount outstanding to $122.0 million as of October 2, 2021. At October 2, 2021, we were in compliance with all debt covenants related to the Term Credit Agreement.
Intercreditor Agreement
The obligations under the Revolving Facility and the Term Credit Agreement are governed by a customary intercreditor agreement (the “Intercreditor Agreement”). The Intercreditor Agreement specifies that (i) the Term Credit Agreement is secured by (a) a perfected first priority security interest in U.S. fixed assets and (b) a perfected second priority security interest in the U.S. liquid assets and accounts receivable, and (ii) the Revolving Facility is secured by (a) a perfected first priority security interest in the U.S. liquid assets and accounts receivable and (b) a perfected second priority security interest in U.S. fixed assets.

DESCRIPTION OF THE NOTES
The      % Senior Notes due 2026 (the “Notes”) are being issued under an Indenture dated as of      , 2021, as supplemented by the First Supplemental Indenture dated as of      , 2021, which we refer to collectively as the “indenture,” between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
Set forth below is a description of the specific terms of the Notes and the indenture. This description supplements the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture filed as an exhibit to a Current Report on Form 8-K to be filed by the Company.
In this description of the notes, all references to “we,” “us,” “our” and the “Company” refer solely to Fossil Group, Inc. and not to any of its subsidiaries.
General
The Notes:
•
will be our general unsecured, senior obligations;

•
will be initially limited to an aggregate principal amount of $125,000,000 (assuming no exercise of the underwriters’ option to purchase additional Notes described below);

•
will mature on November 30, 2026 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity;

•
will bear cash interest from      , 2021 at an annual rate of      %, payable quarterly in arrears on February 28, May 31, August 31 and November 30 of each year, beginning on February 28, 2022, and at maturity;

•
will be redeemable at our option, in whole or in part, at any time on or after November 30, 2023, at the prices and on the terms described under “— Optional Redemption” below, and prior to such date at a price equal to 100% of the principal amount of the Notes to be redeemed, plus a “make-whole” premium calculated as described under “— Optional Redemption” below;

•
will be issued in denominations of $25 and integral multiples of $25 in excess thereof;

•
will not have a sinking fund;

•
are expected to be listed on NASDAQ under the symbol “FOSLL”; and

•
will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form.

The indenture will not limit the amount of indebtedness that we or our subsidiaries may issue. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “ — Consolidation, Merger or Sale of Assets” in the accompanying prospectus, the indenture will not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.
We have granted the underwriters an option to purchase additional Notes in an aggregate principal amount not to exceed $5,000,000. We may from time to time, without the consent of the existing holders, issue additional Notes, including, without limitation, upon exercise of such option. Any such additional Notes issued to the underwriters shall have, and any other additional Notes that we may issue may have, the same terms as to status, redemption or otherwise as the Notes offered by this prospectus supplement, except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any such additional Notes may constitute a single fungible series with the Notes offered by this prospectus supplement. If any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers.
Ranking
The Notes will represent general unsecured obligations of the Company. The Notes will (i) rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, (ii) rank senior in right of payment to our future subordinated indebtedness, if any, (iii) be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and (iv) be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries (excluding any amounts owed by such subsidiaries to the Company). There will be no guarantors of the Notes. As of October 2, 2021, after giving effect to the use of proceeds of this offering, the Company would have had $159.0 million of indebtedness outstanding (not including $242.5 million of finance, sale leaseback and operating lease obligations), of which $32.8 million would have been secured. The Notes will rank structurally junior to all liabilities of our subsidiaries (excluding any amounts owed by such subsidiaries to the Company). Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be structurally subordinated to creditors, including trade creditors and preferred stockholders, if any, of such subsidiaries.
Interest
Interest on the Notes will accrue at an annual rate equal to      % from and including      , 2021 to, but excluding, the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on February 28, May 31, August 31 and November 30 of each year, beginning on February 28, 2022, and at maturity, to the record holders at the close of business on the immediately preceding February 15, May 15, August 15 and November 15, as applicable (whether or not a business day).
The initial interest period for the Notes will be the period from and including      , to, but excluding, February 28, 2022, and subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the following business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.
Optional Redemption
We may, at our option, redeem the Notes, in whole at any time or in part from time to time.
On or after November 30, 2023, we may redeem the Notes at a redemption price equal to the prices set forth below per $25.00 principal amount of Notes, plus accrued and unpaid interest on such Notes to, but excluding, the date of redemption:
Date	Amount
On or after November 30, 2023, but prior to November 30, 2024	$25.50
On or after November 30, 2024, but prior to November 30, 2025	$25.25
On or after November 30, 2025	$25.00
At any time prior to November 30, 2023, we may on any one or more occasions redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption.

In each case, the redemption price is subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
“Applicable Premium” means, with respect to any Note on any redemption date prior to November 30, 2023, the greater of:
(1)   1.0% of the principal amount of the Note; and
(2)   the excess of:
(a)   the present value at such redemption date of (i) the redemption price of the Note at November 30, 2023 (such redemption price being set forth in the table appearing above) plus (ii) all required interest payments due on the Note through November 30, 2023 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over
(b)   the principal amount of the Note.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 30, 2023; provided, however, that if the period from the redemption date to November 30, 2023, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the Treasury Rate on the second business day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.
In each case, redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption.
If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee from the outstanding Notes not previously called for redemption on a pro-rata basis, by-lot or by any other method the trustee deems fair and appropriate, provided that the unredeemed portion of the principal amount of any Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Notes. The trustee will promptly notify us in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC’s applicable procedures.
The trustee shall have no obligation to calculate any redemption price, or any component thereof, and the trustee shall be entitled to receive and conclusively rely upon an officer’s certificate delivered by the Company that specifies any redemption price.
Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.
We may at any time, and from time to time, purchase notes at any price or prices in the open market or otherwise.
Events of Default
Holders of our Notes will have rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection. The term “Event of Default” in respect of the Notes means any of the following:
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default for 30 days in payment of any interest due and payable on the Notes;

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default in the payment of principal of or premium, if any, on the Notes when due and payable, whether at maturity or upon acceleration, redemption, required repurchase or otherwise;

•
default in the performance, or breach, of any covenant of the Company in the indenture or the Notes, and continuance of such default or breach for a period of 60 days after there has been given to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture; and

•
certain specified events of bankruptcy, insolvency or reorganization of the Company.

Remedies if an Event of Default Occurs
If an Event of Default (other than an Event of Default of the type described in the following sentence) occurs and is continuing with respect to the Notes, the trustee may, and at the direction of the registered holders of at least 25% in aggregate principal amount of the outstanding debt securities of the Notes shall, declare the principal amount plus accrued and unpaid interest, premium and additional amounts, if any, on the Notes that series to be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal amount plus accrued and unpaid interest, and premium, if any, on the Notes will become immediately due and payable without any action on the part of the trustee or any holder.
At any time after a declaration of acceleration, if such rescission would not conflict with a judgment or decree of a court of competent jurisdiction, if all Events of Default have been cured or waived (other than the nonpayment of principal of the Notes which has become due solely by reason of the declaration of acceleration), and if certain other conditions have been met, then the registered holders of a majority in aggregate principal amount of the Notes may rescind and cancel the declaration of acceleration and its consequences.
At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under “— Covenants — Reporting” below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If we choose to pay such additional interest, we must notify the trustee and the holders of the Notes by certificate of our election at any time on or before the close of business on the first business day following the Event of Default. No additional interest shall be due or payable other than with respect to such failure to comply with reporting requirements.
Before a holder of the Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder’s rights relating to the Notes, the holder must comply with the procedure set forth in the accompanying prospectus.
Book-entry and other indirect holders of the Notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Modification and Waiver
As described in the accompanying prospectus under the heading “Modification and Waiver,” from time to time, we and the trustee may, amend or supplement the indenture or the Notes, or waive compliance in a particular instance by us with any provision of the indenture or the Notes. As described in the accompanying prospectus under the heading “Modification and Waiver,” (1) certain amendments, supplements and waivers may be accomplished without the consent of the holders of the Notes, (2) certain other amendments, supplements and waivers require the consent of holders of at least a majority in principal amount of the outstanding Notes, and (3) certain other amendments, supplements and waivers require the consent of each holder of the Notes affected by such action.
Covenants
In addition to any other covenants described in the accompanying prospectus, as well as certain customary covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, maintaining our corporate existence and related matters, the following covenant will apply to the Notes.
Reporting
The Company will furnish or file with the trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods specified above unless the SEC will not accept such a filing, but in such event the reports specified in the preceding sentence shall not be required to contain certain disclosures relating to the Company’s controls and procedures, corporate governance, code of ethics, director independence, market for the Company’s equity securities and executive compensation. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. For purposes of this covenant, the Company will be deemed to have furnished such reports and information to, or filed such reports and information with, the trustee and the holders of the Notes as required by this covenant if it has filed such reports or information with the SEC via the EDGAR filing system or otherwise made such reports or information publicly available on a freely accessible page on the Company’s website. The trustee shall have no obligation whatsoever to determine whether or not such reports and information have been filed or have been posted on such website.
Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on officers’ certificates).
Defeasance
The defeasance provisions set forth in the accompanying prospectus will be applicable to the Notes.
Satisfaction and Discharge
The satisfaction and discharge provisions set forth in the accompanying prospectus will be applicable to the Notes.
Additional Amounts
The provisions of the indenture relating to “Additional Amounts” shall not be applicable to the Notes.
Listing
We have applied to list the Notes on NASDAQ under the symbol “FOSLL”. If the application is approved, we expect trading in the Notes on NASDAQ to begin within 30 business days of the date of the original issue date. The Notes are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price.
Governing Law
The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Global Notes; Book-Entry Issuance
The Notes will be issued in the form of one or more global certificates, or Global Notes, registered in the name of The Depository Trust Company, or DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of the Notes. No person that acquires a beneficial interest in the Notes will be entitled to receive a certificate representing that person’s interest in the Notes except as described herein. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of the Notes will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.
DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC.
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. DTC has an S&P rating of AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note, or the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.
To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Redemption proceeds, distributions and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the Notes held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
None of the Company, the trustee, any depositary, or any agent of any of them will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Termination of a Global Note
If a Global Note is terminated for any reason, interest in it will be exchanged for certificates in non-book-entry form as certificated securities. After such exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a Global Note transferred on termination to their own names, so that they will be holders of the Notes. See “— Form, Exchange and Transfer of Certificated Registered Securities.”
Payment and Paying Agents
We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the Note on the interest payment date. Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price.
Payments on Global Notes
We will make payments on the Notes so long as they are represented by Global Notes in accordance with the applicable policies of the depositary in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interest in the Global Notes. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.
Payments on Certificated Securities
In the event the Notes become represented by certificates, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder of the Note at his or her address shown on the trustee’s records as of the close of business on the record date. We will make all payments of principal by check at the office of the trustee in the contiguous United States or at other offices that may be specified in the indenture or a notice to holders against surrender of the Note.
Payment When Offices Are Closed
If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.
Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.
Form, Exchange and Transfer of Certificated Registered Securities
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:
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DTC notified us at any time that it is unwilling or unable to continue as depositary for the Global Notes;

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DTC ceases to be registered as a clearing agency under the Exchange Act; or

•
an Event of Default with respect to such Global Note has occurred and is continuing.

Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.
Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering the Notes in the name of holders transferring Notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.
Holders will not be required to pay a service charge for any registration of transfer or exchange of their certificated securities, but they may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
If we redeem any of the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to determine or fix the list of holders to prepare the mailing. We may also refuse to register transfer or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.
About the Trustee
The Bank of New York Mellon Trust Company, N.A. will be the trustee under the indenture and will be the principal paying agent and registrar for the Notes. The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes. It deals only with Notes held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment) for U.S. federal income tax purposes and acquired at original issuance for their “issue price” (i.e., the first price at which a substantial amount of the Notes are sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash. This summary is based upon the Code, U.S. Treasury regulations thereunder, rulings and judicial decisions as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, or may be subject to different interpretations, so as to produce U.S. federal income tax consequences different from those discussed below. We have not and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Notes that are different from those discussed below. This summary does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules, such as, but not limited to, partnerships and other pass through entities and holders of interests therein, dealers in securities, insurance companies, tax-exempt entities, persons that hold Notes in connection with an arrangement that completely or partially hedges the Notes, securities traders that use a mark-to-market method of accounting, banks and other financial institutions, regulated investment companies, real estate investment trusts, brokers and dealers in securities or commodities, holders who hold Notes as part of a hedging transaction, straddle, conversion transaction, constructive sale, or other risk reduction transaction, holders whose functional currency is not the U.S. dollar, persons subject to the alternate minimum tax and certain former citizens or residents of the United States. In addition, this summary does not describe any tax consequences arising under U.S. federal gift and estate tax laws or other U.S. federal tax laws or under the tax laws of any state, local or non U.S. jurisdiction.
In certain circumstances, we may elect or be obligated to pay additional amounts on the Notes (see, for example, “Description of the Notes — Optional Redemption”). We do not intend to treat the possibility that such additional payments may be made as causing the Notes to be treated as contingent payment debt instruments. However, additional income will be recognized if any such additional payment is made. It is possible that the IRS may take a different position. If the IRS were to successfully challenge our determination with the result that the Notes were treated as contingent payment debt instruments, you would be required to (i) accrue interest income based on a “comparable yield” and a projected payment schedule, which may require inclusion of interest income at a higher interest rate than the stated interest rate on the Notes, and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. Prospective purchasers of Notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes.
If an entity treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership that acquires or holds Notes should consult its own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the Notes.
Prospective purchasers of Notes should consult their own tax advisors concerning the U.S. federal income, estate and gift tax consequences, and any state or local income or franchise tax consequences applicable to their particular situations, as well as any consequences under the laws of any other applicable taxing jurisdiction.
United States Holders
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes, (i) an individual citizen or resident alien of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source and (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
Stated interest
Stated interest on a Note generally will be taxable to you as ordinary interest income at the time it is received or accrued, depending on your regular method of accounting for U.S. federal income tax purposes.
Original Issue Discount
It is expected that the Notes will not be issued with an issue price (i.e., the first price at which a substantial amount of the Notes is sold for money to persons, other than to bond houses, brokers or similar persons or organizations acting in the capacity of the underwriters, placement agents or wholesalers) that is less than their stated principal amount by more than the statutory de minimis amount. If this is the case, the Notes will not be subject to the original issue discount (“OID”) rules. If, however, the stated principal amount of the Notes exceeds their issue price by more than the statutory de minimis amount, a U.S. holder will be required to include OID in income for U.S. federal income tax purposes as it accrues under a constant yield method, regardless of such U.S. holder’s method of tax accounting. As a result, U.S. holders may be required to include OID in taxable income prior to the receipt of cash by such U.S. holders. The remainder of this summary assumes that the Notes will not be subject to the OID rules.
Sale, exchange, redemption, retirement or other disposition
You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of a Note, equal to the difference between the amount realized (less an amount attributable to accrued and unpaid interest, which will be taxable as ordinary interest income as discussed above to the extent you have not previously included that amount in income) and your adjusted tax basis in the Note. The amount realized will include the amount of any cash and the fair market value of any other property received for the Note. Your adjusted tax basis in a Note will, in general, be the amount you paid for the Note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held the Note for more than one year. Net long-term capital gains of non-corporate U.S. Holders currently are eligible for reduced rates of taxation. The deductibility of capital losses may be subject to significant limitations.
Medicare Tax
Certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). For these purposes, net investment income will generally include interest on and capital gains from the sale or other disposition of the Notes, unless such interest or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder who is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of the Notes.
Information reporting and backup withholding
In general, information reporting requirements will apply to payments of interest on a Note and the proceeds of the sale or other disposition (including a retirement or redemption) of a Note, and backup withholding (currently at the rate of 24%) may apply to such payments unless you provide a taxpayer identification number certified under penalties of perjury, as well as certain other information. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders
This discussion applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of a Note that is an individual, corporation (or entity treated as a corporation for U.S. tax purposes), estate or trust that is not a U.S. Holder.
Payments of stated interest
Subject to the discussion of backup withholding and FATCA below, a Non-U.S. Holder will not be subject to U.S. federal withholding tax with respect to any payment of interest on its Notes that is not effectively connected with the conduct of a U.S. trade or business provided that:
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you do not actually or constructively own 10% or more of the total combined voting power of all our classes of stock;

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you are not a controlled foreign corporation that is related directly or indirectly to us; and

•
(a) you provide your name and address, and, among other things, certify, under penalties of perjury, you are not a United States person (which certification generally must be made on an applicable IRS Form W-8 or substitute form) or (b) you are a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of your business that holds the Note on a Non-U.S. Holder’s behalf and certify, under penalties of perjury, either that you have received an applicable IRS Form W-8 (or substitute form) from the holder or from another qualifying financial institution intermediary or that you are permitted to establish and have established the Non-U.S. Holder’s foreign status through other documentary evidence, and otherwise comply with applicable requirements; provided we or our paying agent do not have actual knowledge or reason to know that the beneficial owner of the Note is a U.S. person. If the Notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

A Non-U.S. Holder that cannot satisfy the requirements described above will be subject to a 30% U.S. federal withholding tax with respect to payments of interest on the Notes, unless the Non-U.S. Holder provides a properly executed (1) applicable IRS Form W-8 claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.
If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the Non-U.S. Holder’s country of residence, any effectively connected income generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest on the Notes which is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder would be included in earnings and profits.
Sale, exchange, redemption, retirement or other disposition
Subject to the discussion of backup withholding and FATCA below, you generally will not be subject to U.S. federal income tax on any gain realized upon your sale, exchange, redemption, retirement or other taxable disposition of Notes unless:
•
the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain); or

•
you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

If you are a non-U.S. Holder described in the first bullet point above, you generally will be subject to U.S. federal income tax in the same manner as a U.S. holder (See “ — Non-U.S. Holders — Income or gain effectively connected with a U.S. trade or business”). If you are a non-U.S. Holder described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.
Income or gain effectively connected with a U.S. trade or business
If any interest on the Notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the Notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated U.S. income tax rates, unless an applicable income tax treaty provides otherwise. Effectively connected income will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing to us or our paying agent a properly executed IRS Form W-8ECI (or successor form) or IRS Form W-8BEN or W-8BEN-E (if a treaty exemption applies). If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for a lower rate.
Foreign Account Tax Compliance Act
Certain provisions of the Code, known as the Foreign Account Tax Compliance Act (“FATCA”), impose a 30% U.S. withholding tax on certain U.S. source payments, including interest, dividends, other fixed or determinable annual or periodical gain, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury to collect and provide to the Treasury certain information (that is in addition to and significantly more onerous than, the requirement to deliver an applicable U.S. nonresident withholding tax certification form (e.g., IRS Form W-8BEN), as discussed above) regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
These withholding and reporting requirements generally apply to U.S. source periodic payments (such as interest payments on the Notes) and to payments of gross proceeds from a sale, exchange, redemption, or other disposition of property that can give rise to U.S. source interest and dividends. Treasury regulations proposed by the U.S. Treasury Department in December 2018, however, indicate an intent to eliminate the requirement under FATCA of withholding on payments of gross proceeds (other than amounts treated as interest), and the U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If we determine withholding is appropriate with respect to the Notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.
Backup withholding and information reporting
Payments to you of interest on a Note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement. However, U.S. backup withholding will not apply to payments to you of interest on a Note if the statement described in “Non-U.S. Holders — Payments of stated interest” is duly provided or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.
Generally, information reporting and backup withholding requirements will apply to the gross proceeds paid to you on the disposition (including a retirement or redemption) of the Notes by or through a U.S. office of a U.S. or foreign broker, unless you provide the requisite certification or otherwise establish an exemption. Information reporting requirements (but generally not backup withholding) will also apply to payment of the proceeds of a disposition of a Note by or through a foreign office of a U.S. broker or a foreign broker with certain types of relationships to the United States unless the broker has documentary evidence in its files that you are not a United States person and the broker has no actual knowledge or reason to know to the contrary, or you otherwise establish an exemption.
Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability (if any) and any excess may be refundable if the proper information is timely provided to the IRS.
The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our Notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING
B. Riley is acting as book-running manager and representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters dated           , 2021 (the “Underwriting Agreement”), we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.
Underwriter	Principal Amount of Notes
B. Riley Securities, Inc.	$
Janney Montgomery Scott LLC
Ladenburg Thalmann & Co. Inc.
William Blair & Co., L.L.C.
InspereX LLC
Aegis Capital Corp.
Alexander Capital L.P.
Colliers Securities LLC
Huntington Securities, Inc.
Revere Securities LLC
Wedbush Securities Inc.
Total		$125,000,000
Subject to the terms and conditions set forth in the Underwriting Agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the Underwriting Agreement. These conditions include, among others, the continued accuracy of representations and warranties made by us in the Underwriting Agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus supplement.
We have granted to the underwriters the option to purchase up to an additional $5.0 million aggregate principal amount of Notes at the public offering price, less the underwriting discounts (the “Option”). If any Notes are purchased pursuant to the Option, the underwriters will, severally but not jointly, purchase the Notes in approximately the same proportions as set forth in the above table. A purchaser who acquires any Notes forming part of the underwriters’ Option acquires such Notes under this prospectus supplement, regardless of whether the position is ultimately filled through the exercise of the Option or secondary market purchases.
We have agreed to indemnify the underwriters against certain liabilities, including, among other things, liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.
We expect to deliver the Notes against payment for such Notes on or about           , 2021, which will be the second business day following the date of the pricing of the Notes.
Discounts and Expenses
B. Riley has advised us that the underwriters propose initially to offer the Notes to the public at the public offering price and to dealers at that price less a concession not in excess of $      per Note. After the underwriters have made a reasonable effort to sell all of the Notes at the offering price, such offering price may be decreased and may be further changed from time to time to an amount not greater than the offering price set forth herein, and the compensation realized by the underwriters will effectively be decreased by the amount that the price paid by purchasers for the Notes is less than the original offering price. Any such reduction will not affect the net proceeds received by us. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table shows the per Note and total underwriting discount that we are to pay to the underwriters in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the Option.
	Price to the Public	Underwriting Discount(1)	Net Proceeds(2)
Per Note	$	$	$
Total(3)	$	$	$

(1)
Pursuant to the terms of the Underwriting Agreement, the underwriters will receive a discount equal to $      per Note.

(2)
After deducting the underwriting discount, but before deducting the Structuring Fee and Incentive Fee (each as defined below) and expenses of the offering, estimated to be $      .

(3)
If the Option is exercised in full, the total price to the public, underwriting discount and net proceeds to us (after deducting the underwriting discount but before deducting estimated offering expenses) will be $      , $      and $      , respectively.

We have agreed to reimburse the underwriters for their reasonable out-of-pocket expenses, including attorneys’ fees, up to $100,000. In addition to the underwriting discounts, we have agreed to pay to B. Riley a structuring fee (the “Structuring Fee”) equal to $437,500 (or $455,000 if the Option is exercised in full), which Structuring Fee is to be paid in cash at the closing of this offering, and any additional closing in connection with the exercise of the Option. Further, we have agreed to pay to B. Riley an incentive fee (the “Incentive Fee”) under certain circumstances equal to $      (or $      if the Option is exercised in full), which Incentive Fee, if any, is to be paid in cash at the closing of this offering, and any additional closing in connection with the exercise of the Option. We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, legal, advisor and accounting expenses and underwriter reimbursements, but excluding underwriting discounts, the Structuring Fee and the Incentive Fee, will be approximately $1.6 million.
Stock Exchange Listing
We have applied to list the Notes on NASDAQ. If the application is approved, trading of the Notes on NASDAQ is expected to begin within 30 days after the date of initial delivery of the Notes. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, the underwriters will have no obligation to make a market in the Notes and may cease market-making activities at any time without any notice, in their sole discretion. Accordingly, an active trading market on the NASDAQ for the Notes may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Notes could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer the Notes at the time and price desired will be limited.
Price Stabilization, Short Positions
Until the distribution of the Notes is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Notes. However, the representative may engage in transactions that have the effect of stabilizing the price of the Notes, such as purchases and other activities that peg, fix or maintain that price.
In connection with this offering, the underwriters may bid for or purchase and sell our Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of our Notes than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the Underwriters’ option to purchase additional Notes in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Notes or purchasing Notes in the open market. In determining the source of Notes to close out the covered short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase additional Notes pursuant to the option granted to them. “Naked” short sales are sales in excess of the option to purchase additional Notes. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Notes in the open market after pricing that could adversely affect investors who purchase in this offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. If these activities are commenced, they may be discontinued at any time. The underwriters may conduct these transactions on NASDAQ, in the over-the-counter market or otherwise.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Offer, Sale and Distribution of Notes
This prospectus supplement and the accompanying prospectus in electronic format may be made available on websites maintained by one or more of the underwriters, and the underwriters may distribute the prospectus supplement and accompanying prospectus electronically.
Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other website maintained by an underwriter or any selling group member is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, and for the underwriters by Duane Morris LLP.

EXPERTS
The financial statements, and the related financial statement schedule, incorporated in this Prospectus Supplement by reference from the Company’s Annual Report on Form 10-K/A, and the effectiveness of Fossil Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s website at www.sec.gov.
We have filed a registration statement on Form S-3 (No. 333-259352) under the Securities Act with the SEC pursuant to which the Notes are being offered by this prospectus supplement and the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus contains all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection as described above.
The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference the documents listed below:
•
our Annual Report on Form 10-K/A for the fiscal year ended January 2, 2021, filed with the SEC on April 5, 2021;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K/A for the fiscal year ended January 2, 2021 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 7, 2021;

•
our Quarterly Reports on Form 10-Q for the quarterly periods ended April 3, 2021 and July 3, 2021, filed with the SEC on May 13, 2021 and August 12, 2021, respectively; and

•
our Current Reports on Form 8-K, filed with the SEC on March 10, 2021 and May 21, 2021.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus supplement and prior to the termination of the offering of the securities described in this prospectus supplement, shall be deemed to be incorporated by reference herein and to be part of this prospectus supplement from the respective dates of filing such documents. Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any document or information deemed to have been “furnished” and not “filed” in accordance with SEC rules.
Information contained in this prospectus supplement modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus supplement or in earlier-dated documents incorporated by reference.
We will provide, upon written or oral request, to each person to whom a prospectus supplement is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:
Fossil Group, Inc.
901 S. Central Expressway
Richardson, Texas 75080
Attention: Investor Relations
(972) 234-2525
Our incorporated reports and other documents may be accessed at our website address: www.fossilgroup.com/investors/. The information contained on our website does not constitute a part of this prospectus supplement and the accompanying prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

PROSPECTUS
$200,000,000
Debt Securities
We may offer and sell from time to time, in one or more series, our debt securities. Our debt securities may consist of debentures, notes or other types of debt. When we sell securities, we will determine the amounts and types of securities we will sell and the prices and other terms on which we will sell them. The aggregate offering price of the securities covered by this prospectus will not exceed $200,000,000.
We may sell securities, on a continuous or delayed basis, to or through underwriters, dealers or agents or directly to purchasers, or through a combination of these methods. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide their names and any applicable fees, commissions or discounts.
Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplements will contain more specific information about the offering and the securities being offered. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.
You should carefully read this prospectus, the accompanying prospectus supplement and any applicable free writing prospectus, together with the documents we incorporate by reference, before you invest in our securities.
Our common stock is listed on the NASDAQ Global Select Market under the symbol “FOSL.” On September 23, 2021, the last reported sale price of our common stock on the NASDAQ Global Select Market was $13.32 per share. Our shares of common stock have recently experienced extreme volatility in market prices and trading volume. For example, from January 1, 2021 to the date hereof, the market price of our common stock has fluctuated from an intra-day low on the NASDAQ Global Select Market of $8.43 per share on January 4, 2021 to an intra-day high of $28.60 per share on January 27, 2021. In addition, on January 27, 2021, 20,207,700 shares of our common stock were traded, representing a trading volume approximately 20 times higher than our 2021 year-to-date average daily trading volume. For comparison, during the month of December 2020, prior to the recent onset of extreme volatility, the market price of our common stock on the NASDAQ Global Select Market fluctuated from intra-day low of $8.38 per share on December 29, 2020 to an intra-day high of $13.61 per share on December 14, 2020. Significant fluctuations in the market price of our common stock have been accompanied by reports of strong and atypical retail investor interest, including on social media and online forums. Notwithstanding the foregoing, during January 2021, there were no material recent publicly disclosed changes in the financial condition or results of operations of the Company, such as our earnings or revenue, that are consistent with or related to the changes in our stock price. The trading price of our common stock has been, and may continue to be, subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described under the heading “Risk Factors” beginning on page 1 of this prospectus.
Investing in our securities involves risks. You should carefully consider the “Risk factors” referred to on page 1 of this prospectus, in the prospectus supplement, any applicable free writing prospectus and the documents incorporated or deemed incorporated by reference in this prospectus before investing in our securities.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is September 30, 2021.

About this prospectus
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may from time to time offer and sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update, supplement, change or clarify information contained in this prospectus. Any statement that we make in this prospectus may be modified or superseded by any inconsistent statement made by us in a prospectus supplement prepared by us. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in the prospectus supplement.
The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should read this prospectus, any prospectus supplement and the information that is incorporated or deemed incorporated by reference in this prospectus. See “Incorporation of certain information by reference.” The registration statement, including the exhibits and the documents incorporated or deemed incorporated by reference in this prospectus can be read on the SEC website or at the SEC office mentioned under the heading “Where you can find additional information.”
This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.
We have not authorized anyone to give you any information or to make any representations other than those contained or incorporated by reference in this prospectus, a prospectus supplement and any applicable free writing prospectus. If you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus, a prospectus supplement or applicable free writing prospectus, you should not rely on that information. This prospectus, the accompanying prospectus supplement and any applicable free writing prospectus do not constitute an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.
You should not assume that the information incorporated by reference or provided in this prospectus, the prospectus supplement or any applicable free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.
In this prospectus, “Fossil,” “we,” “us,” “our,” and the “Company” refer to Fossil Group, Inc. and its subsidiaries, unless otherwise indicated or the context otherwise requires.
Risk factors
An investment in our securities involves risks. Before you make a decision to buy our securities, you should read and carefully consider the risks and uncertainties discussed below under “Cautionary statement regarding forward-looking statements” and the risk factors set forth in our Annual Report on Form 10-K/A for the fiscal year ended January 2, 2021, and in the documents and reports that we file with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement or free writing prospectus. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Cautionary statement regarding forward-looking statements
This prospectus and the documents incorporated by reference in this prospectus, include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include all statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference in this prospectus, including statements regarding our future financial position, business strategy and the plans and objectives of management for future operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “forecast”, “outlook” “could,” “continue,” “would,” “project,” “predict,” “potential” or “will” and variations of these words or similar expressions are intended to identify forward-looking statements.
We have based these forward-looking statements largely upon our current expectations, estimates and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These statements reflect our beliefs and certain assumptions based upon information available to us at the time of this prospectus or the time of the documents incorporated by reference.
Such forward-looking statements are only predictions, which may differ materially from actual results or future events. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Among the factors that could cause our actual results to differ materially from those expressed in or implied by the forward-looking statements are: the effect of worldwide economic conditions; the impact of COVID-19; the length and severity of COVID-19; the pace of recovery following COVID-19 and the availability, widespread distribution and use of effective vaccines; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from COVID-19, a general economic downturn or generally reduced shopping activity caused by public safety (including COVID-19) or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines, including risks related to the expanded launch of connected accessories; changes in the mix of product sales; our ability to maintain proper inventory levels; financial difficulties encountered by customers and related bankruptcy and collection issues; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions; risks related to the success of our business strategy and restructuring programs; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials, labor and advertising; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; the outcome of current and possible future litigation; and risks and uncertainties described in the “Risk Factors” set forth in our periodic and other reports filed with the SEC which are incorporated by reference into this prospectus. See “Risk factors” above. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where you can find additional information.”

Fossil Group, Inc.
We are a design, innovation and distribution company specializing in consumer fashion accessories. We are a Delaware corporation formed in 1991 and are the successor to a Texas corporation formed in 1984. Our principal executive offices are located at 901 S. Central Expressway, Richardson, Texas 75080, and our telephone number at that address is (972) 234-2525. Our common stock is traded on the NASDAQ Global Select Market under the trading symbol “FOSL”. Our products include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We design, develop, market and distribute products under our owned brands FOSSIL®, SKAGEN®, MICHELE®, RELIC® and ZODIAC® and licensed brands ARMANI EXCHANGE®, DIESEL®, DKNY®, EMPORIO ARMANI®, KATE SPADE NEW YORK®, MICHAEL KORS®, PUMA®, and TORY BURCH®. Based on our range of accessory products, brands, distribution channels and price points, we are able to target style-conscious consumers across a wide age spectrum on a global basis.

Use of proceeds
Unless otherwise indicated in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things, capital expenditures, investments and the purchase, repurchase, repayment, redemption, defeasance, satisfaction or refinancing from time to time of all or a portion of any indebtedness or other securities, including our common stock, outstanding at a particular time. We may provide additional information on the use of the net proceeds from the sale of securities in an applicable prospectus supplement.

Description of debt securities
The following summary of the terms of our debt securities describes general terms that apply to the debt securities. The particular terms of any debt securities will be described more specifically in the prospectus supplement relating to such debt securities. We may issue debt securities in one or more series under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee, unless otherwise specified in the prospectus supplement.
The terms of the debt securities will include those stated in the indenture (including any supplemental indenture that specifies the terms of a particular series of debt securities) as well as those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.” The indenture will be subject to and governed by the terms of the Trust Indenture Act. The form of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where you can find additional information.”
In this summary description of debt securities, all references to “we,” “us,” “our” and the “Company” refer solely to Fossil Group, Inc. and not to any of its subsidiaries.
Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent general, unsecured obligations of Fossil Group, Inc. and will rank equally with all of our other unsecured indebtedness and senior in right of payment to any subordinated indebtedness we may have. The debt securities will be effectively subordinated to, and thus have a junior position to, any secured indebtedness we may have to the extent of the assets securing that indebtedness.
The debt securities will rank structurally junior to all liabilities of our subsidiaries (excluding any amounts owed by such subsidiaries to the Company). Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of any debt securities. Accordingly, any debt securities will be structurally subordinated to creditors, including trade creditors and preferred stockholders, if any, of such subsidiaries.
The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.
You should read the particular terms of the debt securities, which will be described in more detail in the prospectus supplement.
The following summary of our debt securities is not complete and may not contain all of the information you should consider. This description is subject to and qualified in its entirety by reference to the indenture and any form of certificates evidencing the debt securities.
General
We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium or at a discount and, unless otherwise provided in the applicable supplemental indenture, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as the outstanding debt securities of such series, except that the additional debt securities may have a different date of original issuance, offering price and first interest payment date, and, unless otherwise provided in the applicable prospectus supplement, will be consolidated with, and form a single series with, such outstanding debt securities. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:
•
the title of the series;

•
the aggregate principal amount of the series being offered;

•
any limit on the aggregate principal amount;

•
the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•
whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

•
the date or dates on which principal and, if applicable, premium and interest, is payable;

•
the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates and the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•
the place or places where principal and, if applicable, premium and interest, is payable;

•
the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities, including the redemption or repurchase price or prices;

•
our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund;

•
the denominations in which such debt securities may be issuable, if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof;

•
the currency of denomination and the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•
if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•
if amounts of principal and, if applicable, premium and interest may be determined by reference to any commodities, currencies or indices, values, rates or prices or any other index or formula, then the manner in which such amounts will be determined;

•
the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•
the provisions, if any, with respect to amortization;

•
any additional means of satisfaction and discharge of the indenture and any additional conditions or limitations to discharge with respect to the debt securities, or any modifications of or deletions from such conditions or limitations;

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any deletions or modifications of or additions to the covenants, events of default, acceleration provisions and remedial provisions described in this prospectus or in the indenture;

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the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to our other indebtedness;

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any restrictions or other provisions with respect to the transfer or exchange of the debt securities;

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whether the debt securities will be convertible to or exchangeable for other debt securities, or any of our other securities or property, and, if applicable, the terms and conditions for doing so;

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whether the debt securities will be defeasible;

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the priority and kind of any lien securing the debt securities and a brief identification of the property subject to such lien;

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whether the debt securities will be guaranteed, and, if so, the terms and conditions of such guarantees, and the names of, or the method of determination or identification of, the guarantors;

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any trustees, authenticating or paying agents, registrars, depositaries, interest rate calculation agents, exchange rate calculation agents or other agents for the debt securities; and

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any other terms of the debt securities.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.
We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.
We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
In addition, the indenture does not limit our ability to issue convertible, exchangeable or subordinated debt securities. Any conversion, exchange or subordination provisions of debt securities will be described in the relevant prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.
Form of Security
We may issue debt securities that will be represented by either:
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“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

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“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.
Certificated Debt Securities
If you hold certificated debt securities, you may transfer or exchange such debt securities at the trustee’s office or at the registrar’s office or agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.
You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium and/or interest, if any, on the certificated debt securities only by surrendering the certificate representing the certificated debt securities and having us or the trustee issue a new certificate to the new holder.
Global Securities
If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.
The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of the Company, the trustee, any paying agent or the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

No Protection in the Event of Change of Control
The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Fossil Group, Inc., or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.
Covenants
Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.
Consolidation, Merger or Sale of Assets
Unless specified otherwise in the applicable prospectus supplement, we may not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other person or entity (a “Person”) or sell, assign (excluding any assignment solely as collateral for security purposes), transfer, lease or otherwise dispose of all or substantially all of the consolidated assets of the Company and our subsidiaries, taken as a whole, to any other Person, unless:
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(i) we are the surviving Person or (ii) if we are not the surviving Person, then the surviving Person formed by such consolidation or merger or the Person to which such assets are so sold, assigned, transferred, leased or otherwise disposed of shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and any such other surviving Person shall execute and deliver to the trustee a supplemental indenture expressly assuming the Company’s obligations under the debt securities and the indenture;

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immediately after giving effect to such transaction or series of related transactions, no event of default and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture; and

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we or any such other surviving Person will have delivered to the trustee an officers’ certificate and an opinion of counsel stating that the transaction or series of related transactions and supplemental indenture, if any, complies with the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Upon any such consolidation, merger, sale, assignment, transfer, lease or disposition, the surviving Person (if not us) shall succeed to, and be substituted for, and may exercise every right and power of ours, and we shall (except in the case of a lease) be discharged from our obligations under the debt securities and the indenture.
Events of Default
Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to each series of debt securities:
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default for 60 days in payment of any interest or additional amounts in respect of taxes due and payable on the debt securities of that series;

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default in payment of principal of or premium, if any, on the debt securities of that series when due and payable, whether at maturity or upon acceleration, redemption, required repurchase or otherwise;

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default in the performance, or breach, of any covenant of the Company in the indenture or the debt securities of that series, and continuance of such default or breach for a period of 90 days after there has been given to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;

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our failure to deposit any sinking fund payment, if any, when due, in respect of any debt security of that series and continuance of such default for a period of 60 days; and

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certain events of bankruptcy, insolvency and reorganization of the Company.

We may change, eliminate or add to the events of default with respect to any particular series or any particular debt securities within a series, as indicated in the applicable prospectus supplement. A default under one series of debt securities will not necessarily be a default under any other series.
Unless specified otherwise in the applicable prospectus supplement, and subject to the Trust Indenture Act and the indenture, while the trustee generally must mail notice of a default or an event of default to the registered holders of the debt securities of the relevant series within 90 days after receiving written notice of such default or event of default (unless the default or event of default was already cured or waived), the trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.
Unless specified otherwise in the applicable prospectus supplement, if an event of default (other than an event of default of the type described in the following sentence) occurs and is continuing with respect to the debt securities of a series, the trustee may, and at the direction of the registered holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series shall, declare the principal amount plus accrued and unpaid interest, premium and additional amounts, if any, on the debt securities of that series to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal amount plus accrued and unpaid interest, premium and additional amounts, if any, on the debt securities of the relevant series will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, if such rescission would not conflict with a judgment or decree of a court of competent jurisdiction, if all events of default with respect to the debt securities of the relevant series have been cured or waived (other than the nonpayment of principal of the debt securities of such series which has become due solely by reason of the declaration of acceleration), and if certain other conditions have been met, then the registered holders of a majority in aggregate principal amount of debt securities of that series may rescind and cancel the declaration of acceleration and its consequences.
The holders of a majority in principal amount of the outstanding debt securities of a series generally, by written notice to the trustee, may waive any existing or past default or event of default under the indenture or the debt securities of that series. However, those holders may not waive any default or event of default regarding any payment of principal or interest on any debt securities of that series or compliance with any other provision that cannot be amended or supplemented without the consent of each holder affected as described below.
A holder of debt securities of a series may not pursue any remedy under the indenture or the debt securities of any series unless:
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the holder gives the trustee written notice of a continuing event of default for the debt securities of that series;

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the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

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the holder offers to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

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the trustee fails to act for a period of 60 days after receipt of notice and offer of security or indemnity; and

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during that 60-day period, the holders of a majority in principal amount of the outstanding debt securities of that series do not give the trustee a direction inconsistent with the request.

These provisions, however, do not affect the right of a holder of debt securities of a series to sue for enforcement of payment of the principal of or interest on the holder’s debt securities on or after the respective due dates expressed in its debt securities.

We will deliver an officers’ certificate to the trustee annually regarding our compliance with our obligations under the indenture. Upon our becoming aware of any event of default, we are required to deliver to the trustee an officers’ certificate specifying such event of default.
Modification and Waiver
From time to time, we and the trustee may, without the consent of holders of debt securities of one or more series, amend or supplement the indenture or debt securities of one or more series, or waive compliance in a particular instance by us with any provision of the indenture or debt securities:
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to cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of debt securities of the relevant series in any material respect;

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to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset disposition permitted under the indenture;

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to provide for any guarantees of debt securities of one or more series; to provide for any security for debt securities of one or more series or for any such guarantees; or to modify or release any such guarantees or security in compliance with the terms of the indenture and the supplemental indenture or other instrument that provided for such guarantees or security;

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to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act;

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to add covenants to debt securities of any series for the benefit of the holders of such debt securities or to surrender any rights we have under the indenture;

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to add events of default with respect to debt securities of the relevant series;

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to add circumstances under which we will pay additional interest on debt securities of the relevant series;

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to make any change that would provide any additional rights or benefits to the holders of debt securities of any series or that does not adversely affect the rights under the indenture of any such holder in any material respect;

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to conform the provisions of the indenture to the “Description of debt securities” section in this prospectus and the description of such debt securities in any applicable prospectus supplement;

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to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

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to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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to change or eliminate any of the provisions of the indenture, on condition that any such change or elimination will become effective only when there is no outstanding debt security of any series created prior to the execution of such amendment or supplemental indenture that is adversely affected by such change in or elimination of such provision in any material respect;

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to supplement any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of any series of debt securities as permitted under the indenture relating to such series; provided that any such action will not adversely affect the interests of the holders of debt securities of that or any other series in any material respect; or

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to evidence and provide for the acceptance under the indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee.

Unless specified otherwise in this paragraph or in the applicable prospectus supplement, from time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities of such series, or waive compliance in a particular instance by us with any provision of the indenture or such debt securities. We may not, however, without the consent of each holder of the debt securities of such series affected by such action, modify or supplement the indenture or the debt securities of such series or waive compliance with any provision of the indenture or such debt securities in order to:
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make any change in the percentage of principal amount of debt securities of that series whose holders must consent to an amendment, supplement or waiver or to make any change in this provision;

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reduce any rate of interest or change the time for payment of interest on debt securities of that series;

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reduce the principal amount of debt securities of that series or change their final stated maturity;

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make payments on debt securities of that series payable in currency other than as originally stated in debt securities of that series;

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reduce the amount payable upon, including any premium payable upon, the optional or mandatory redemption or repurchase of any debt security of that series or change the time (other than amendments related to notice provisions) at which any debt security of that series may be redeemed or required to be purchased;

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change the provisions relating to the waiver of past defaults or impair the holder’s right to institute suit for the enforcement of any payment on debt securities (other than as set forth below); or

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waive a continuing default or event of default regarding any principal or interest payment on debt securities of that series (except a rescission of acceleration of debt securities by holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration).

Special Rules for Action by Holders
Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities of that series in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding for that purpose. Any required approval or waiver must be given by written consent.
In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.
We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.
Satisfaction and Discharge
Our obligations under one or more series of debt securities and the indenture may be satisfied and discharged when either: (a) all outstanding debt securities of that series have been delivered to the trustee for cancellation or (b) we have deposited with the trustee as trust funds in trust solely for the benefit of the holders of such debt securities, after the debt securities of that series have become due and payable, or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise, any combination of cash in U.S. dollars or non-callable U.S. government obligations sufficient, without consideration of any reinvestment (in the case of a combination that includes non-callable U.S. government obligations, in the opinion of a nationally recognized investment bank, appraisal firm, firm of independent public accountants or our chief accounting officer), to pay and discharge the entire indebtedness on such debt securities of that series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest and any additional amounts (if required under the indenture), if any, to the date of maturity or redemption. Such satisfaction and discharge is subject to terms contained in the indenture.
Defeasance
When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture.
If we irrevocably deposit with the trustee under the indenture any combination of cash in U.S. dollars or non-callable U.S. government obligations sufficient, without consideration of any reinvestment (in the case of a combination that includes non-callable U.S. government obligations, in the opinion of a nationally recognized investment bank, appraisal firm, firm of independent public accountants or our chief accounting officer), to make all payments on the debt securities of a series issued under the indenture on the dates those payments are due, then, at our option, either of the following will occur:
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we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

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we will no longer have any obligation to comply with specified restrictive covenants, if any, with respect to the debt securities of that series and other specified covenants under the indenture, and certain specified events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is subject to legal defeasance, the holders of the debt securities of that series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies, and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal and any premium, interest and additional amounts on the debt securities will also survive.
As a condition to defeasance, we will be required to deliver to the trustee an opinion of counsel (subject to customary assumptions and exclusions) that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.
Regarding the Trustee
We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, as defined in Section 310(b) of the Trust Indenture Act, it must eliminate that conflict or resign.
Subject to the indenture, the holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee.
In case an event of default has occurred and is continuing, the trustee shall exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to the indenture, the trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of debt securities only after those holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense.

Governing Law
The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.
Payments and Paying Agents
Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.
We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive payments will be governed by the rules and practices of the depositary and its participants.
Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as the paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment on the debt securities of that series are authorized or required by law, regulation or executive order to close.
Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.
Regardless of who acts as paying agent, all money paid by us to a paying agent in connection with any defeasance that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee or any other paying agent.
Redemption or Repayment
If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in the applicable prospectus supplement.
We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.
Notices
Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be delivered in person, by facsimile (or other electronic means), by overnight air courier guaranteeing next business day delivery, or by first-class mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given at the time of delivery, if in person, when receipt is acknowledged, if sent by facsimile (or other electronic means), the next business day, if sent by overnight air courier guaranteeing next business day delivery, or five calendar days after being deposited in the mail, if mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.
Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.
No Personal Liability of Directors, Officers, Employees and Stockholders
No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Plan of distribution
We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, or through a combination of any of these methods. The prospectus supplement will include the following information:
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the terms of the offering;

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the names of any underwriters or agents;

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the name or names of any managing underwriter or underwriters;

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the purchase price of the securities;

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the net proceeds from the sale of the securities;

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any delayed delivery arrangements;

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any underwriting discounts, commissions and other items constituting underwriters’ compensation;

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any public offering price;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any commissions paid to agents.

Sale through underwriters or dealers
If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
The securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct sales and sales through agents
We may sell the securities directly, and not through underwriters or agents. Securities may also be sold through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent.

Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.
Delayed delivery contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General information
We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Certain agents, dealers and underwriters, and their associates and affiliates, may be customers of, engage in transactions with or perform services for, us in the ordinary course of their businesses.
Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being offered by this prospectus.
In the event that more than 5% of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121(a).

Incorporation of certain information by reference
The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:
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Our Annual Report on Form 10-K/A for the fiscal year ended January 2, 2021 filed with the SEC on April 5, 2021;

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The information specifically incorporated by reference into our Annual Report on Form 10-K/A for the fiscal year ended January 2, 2021 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 7, 2021;

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Our Quarterly Reports on Form 10-Q for the quarterly periods ended April 3, 2021 and July 3, 2021, filed with the SEC on May 13, 2021 and August 12, 2021, respectively; and

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Our Current Reports on Form 8-K, filed with the SEC on March 10, 2021 and May 21, 2021.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing such documents. Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any document or information deemed to have been “furnished” and not “filed” in accordance with SEC rules.
Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.
We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:
Fossil Group, Inc.
901 S. Central Expressway
Richardson, Texas 75080
Attention: Investor Relations
(972) 234-2525
Where you can find additional information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also inspect our periodic reports, proxy statements and other information at our website, http://www.fossilgroup.com/investors/. The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.
Legal matters
The validity of the securities being offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.

Experts
The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Fossil Group, Inc.’s Annual Report on Form 10-K/A, and the effectiveness of Fossil Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$200,000,000
Debt Securities

$125,000,000
Fossil Group, Inc.
% Senior Notes due 2026

PRELIMINARY PROSPECTUS
SUPPLEMENT

Book-Running Managers
B. Riley SecuritiesJanney Montgomery Scott Ladenburg Thalmann
William Blair
Lead Manager
InspereX
Co-Managers
Aegis Capital Corp.	Alexander Capital L.P.	Colliers Securities LLC
Huntington Capital Markets	Revere Securities LLC	Wedbush Securities
            , 2021